AGREEMENT OF PURCHASE AND SALE

FOR

MIRAMONTE RESORT & SPA

INDIAN WELLS, CALIFORNIA

AND

JOINT ESCROW INSTRUCTIONS

BETWEEN

RESORT CALIFORNIA, LLC,
a Delaware limited liability company

AS SELLER,

AND

LOWE HOSPITALITY INVESTMENT PARTNERS, LLC
a Delaware limited liability company

AS BUYER

DATED AS OF OCTOBER 7, 2004

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AGREEMENT OF PURCHASE AND SALE

FOR

MIRAMONTE RESORT & SPA

INDIAN WELLS, CALIFORNIA

AND

JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this“Agreement”) is made as of October 7, 2004 by and between

RESORT CALIFORNIA, LLC,
a Delaware limited liability company (“Seller”),

and

LOWE HOSPITALITY INVESTMENT PARTNERS, LLC.,
a Delaware limited liability company (“Buyer”).

IN CONSIDERATION OF the mutual covenants and conditions contained herein, the parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:

1.	Definitions.

1.1 Account. “Account” means any account receivable to be assigned by Seller to Buyer or Buyer’s nominee at Closing, pursuant to Section 8.3; and “theAccounts” means all such accounts receivable.

1.2 Affiliate. “Affiliate” means, with respect to an indicated person, any other person who directly or indirectly controls, is controlled by or is under common control with such indicated person.

1.3 Approval Date. “Approval Date” means the later of (A) the 30th Day after the Effective Date or (B) the 30th Day after Seller has (i) Seller has delivered or made available to Buyer, in accordance with Section 4.1 all of the documents required under Section 4.1 and certified to Buyer that Seller has so done, as provided in Section 4.1, (ii) Seller has notified Buyer, in accordance with Section 9.2.3, of approval of this Agreement by the Board of Directors of The Marcus Corporation and (iii) Buyer is permitted to contact the City of Indian Wells regarding the Hotel, either under Section 4.5.6 (which provides that Buyer may do so on and the 11th Day following the Effective Date) or by Seller’s express written authorization (given prior to the 11th Day following the Effective Date).

1.4 Assumed Contract. “Assumed Contracts” means all of the Contracts of Seller identified on the Schedule of Contracts attached hereto as Exhibit J, other than Excluded Contracts.

1.5 Bill of Sale. “Bill of Sale” means an instrument, substantively in the form attached hereto as Exhibit C, for conveyance of the FF&E and Inventory to Buyer or Buyer’s nominee.

1.6 Business Day. “Business Day” means a Day other than Saturday, Sunday or other Day when commercial banks in California are authorized or required by Law to close.

1.7 Buyer’s Knowledge. “Buyer’s Knowledge” means the actual (not constructive) knowledge of Bernard Siegel and Stephen Hennis, in each case without duty or implication of inquiry.

1.8 Cash Bank. "Cash Bank" means, with respect to the Hotel, cash on hand in house banks and petty cash as of Closing.

1.9 Claim. “Claim” means any claim, demand, liability, legal action or proceeding, investigation, fine or other penalty, and loss, cost or expense related thereto (including, without limitation, attorneys’ fees and disbursements actually and reasonably incurred).

1.10 Closing. “Closing” means the concurrent delivery (i) by Seller to Buyer of the Transfer Instruments and (ii) by Buyer to Seller of the Purchase Price, in accordance with this Agreement.

1.11 Closing Date. "Closing Date" means the date upon which Closing occurs.

1.12 Closing Documents. “Closing Documents” mean the Transfer Instruments, the FIRPTA Certificate, the Offsite Rights Consents and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.

1.13 COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.14 Continuing Employees. “Continuing Employees” means the Hotel Employees who continue to be employed at the Hotel after Closing, pursuant to Section 12.

1.15 Consumables. “Consumables” means the stock of supplies and other consumables used in the operation and maintenance of the Hotel in the Ordinary Course.

1.16 Contract. “Contract” means any Service Contract or Equipment Lease.

1.17 Contract Assignment. “Contract Assignment” means an agreement of assignment and assumption of Assumed Contracts, substantively in the form attached hereto as Exhibit D, for the assignment to and assumption by Buyer or Buyer’s nominee of the Assumed Contracts.

1.18 Counsel. “Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement: with respect to Seller, Reinhart Boerner Van Deuren s.c., and with respect to Buyer, the firm of Sonnenschein Nath & Rosenthal LLP.

1.19 Day. “Day” means a calendar Day.

1.20 Deed. “Deed” means a grant deed substantively in the form attached hereto as Exhibit B for conveyance by Seller to Buyer or Buyer’s nominee of the Hotel Premises.

1.21 Deposit. “Deposit” has the meaning specified in Section 3.3.

1.22 Disputed Payable. “Disputed Payable” means any amount claimed by a third party to be payable with respect to the Hotel operations but is disputed by Seller to be owing (including the disputed portion of a bill, invoice or claim that Seller otherwise acknowledges to be owing).

1.23 Effective Date. "Effective Date"means the date of this Agreement.

1.24 Eligible Employee. “Eligible Employee” means each Hotel Employee who is employed at the Hotel by Seller immediately prior to Closing and who are willing and able to provide Buyer (or the Person who will act as Buyer’s manager or operator of the Hotel after Closing) with appropriate documentation of his or her eligibility to work at the Hotel in accordance with the requirements of applicable immigration Laws.

1.25 Employee Leave. “Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing with respect to Hotel Employees.

1.26 Employee Liabilities. “Employee Liabilities” means all obligations and liabilities, actual or contingent, with respect to Hotel Employees, whether accruing before or after Closing, including, without limitation, any and all obligations or liabilities: (A) for wages, Employee Leave, fringe benefits, and payroll taxes for any periods prior to Closing; (B) for contributions and other payments to Hotel Employee Plans with respect to periods prior to Closing; (C) for worker’s compensation claims and claims under any state unemployment insurance, state disability insurance or similar private or public unemployment or disability compensation arrangements in force prior to Closing based on any real or alleged occurrence prior to Closing; (D) for Claims under Laws governing employer/employee relations (including, without limitation, the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the WARN Act, ERISA, the Occupational Health and Safety Act and COBRA) based on any real or alleged occurrence prior to Closing or any termination of employment upon Closing.

1.27 Equipment Lease. “Equipment Lease” means a personal property lease covering any item(s) of FF&E, including (without limitation) the Contracts identified as Equipment Leases in the Schedule of Contracts attached hereto as Exhibit J.

1.28 Existing Survey. "Existing Survey" means the ALTA/ACSM survey of the Hotel Parcel prepared by O.K.O. Engineering, Inc. and dated January 20, 1999.

1.29 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.30 Escrow. “Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded at Closing and, if Closing is effected through Escrow, for purposes of effecting the delivery of the other Closing Documents.

1.31 Escrow Agent. “Escrow Agent” means Chicago Title Insurance Company, acting through its office at 20900 Swenson Drive, Suite 900, Waukesha, Wisconsin 53187, whenever acting in the capacity of an escrow holder pursuant hereto.

1.32 Excluded Contracts. “Excluded Contracts” means (A) every Service Contract that Buyer elects to exclude pursuant to Section 2.1, (B) every Equipment Lease that Buyer elects to exclude pursuant to Section 2.2 and (C) any Hotel License Agreement (other than the Well License Agreement).

1.33 Excluded Employees. “Excluded Employees” means Eligible Employees whom Buyer or Buyer’s Hotel manager elects not to hire as Continuing Employees, not to exceed the fewer of (A) 15% of Hotel Employees or (B) the number in excess of which Seller would be required to give Hotel Employees notice under the WARN Act.

1.34 Extended Coverage. “Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements, mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession under unrecorded leases, to the extent such deletions are customarily offered by the Title Company in the state where the Hotel is located and (if applicable) that Buyer satisfies the condition specified in Section 4.2.

1.35 FF&E. “FF&E” means any and all machinery, equipment, appliances, tools, furniture, fittings, removable fixtures and other articles of durable personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller and are used or useable in the operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (i) office furniture and equipment, (ii) room furnishings, (iii) art work and other decorative items, (iv) televisions, radios, VCRs and other consumer electronic equipment, (v) telecommunications equipment, (vi) computer equipment, (vii) automobiles, vans, trucks and other vehicles, (viii) blankets, pillows, linens, towels, sheets and other bed clothing, (ix) china, crystal, dishware, glassware, silverware, flatware and other dinnerware, tablecloths, napkins and other “operating inventory” as that term is used in the Uniform System of Accounts, (x) kitchen appliances, cookware and other cooking utensils, (xi) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E, (xii) the Plans and other written or electronic materials and data pertaining to the construction, operation, maintenance or repair of any of the Hotel Improvements, and (xiii) all copies of Hotel Software; but with respect to each of (i) through (xiii), excluding (A) personal property owned by any Hotel guest, tenant, concessionaire, licensee or other third party (unless such person owns such property for the account or benefit of Seller) and (B) manuals, records, software and other like materials owned by (and proprietary to) Seller or an Affiliate of Seller, unless such materials were prepared or maintained primarily for the Hotel.

1.36 Final Statement. "Final Statement"has the meaning specified in Section 11.1.

1.37 FIRPTA Certificate. “FIRPTA Certificate” means a certificate with respect to Seller, substantively in the form attached as Exhibit G, confirming to Buyer that Seller is not a foreign person or entity for purposes of §1445 of the Internal Revenue Code of 1986, as amended (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws).

1.38 General Assignment. “General Assignment” means a general assignment and assumption agreement, substantively in the form attached hereto as Exhibit E, for the transfer by Seller to Buyer or Buyer’s nominee of the Intangibles.

1.39 Governmental Authority. “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

1.40 Guest Ledger Account. "Guest Ledger Account" has the meaning specified in Section 8.3.1.

1.41 Hazardous Substance. “Hazardous Substance” means any petroleum or petroleum-related product, any asbestos-containing materials (whether or not friable), PCBs, formaldehyde foam, radioactive substances, toxic mold, biologically hazardous wastes or any other substance defined as “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “toxic waste,”“carcinogenic,” “mutagenic,” “pollutant,”“contaminant” or any other variant of such terms in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Hazardous Materials Transportation Act, 49. U.S.C. §1802, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or other applicable federal, state or local Laws regulating the generation, storage, transportation, discharge, disposal, release or removal of environmentally hazardous substances in effect as of the Closing Date. The term “Hazardous Substance” does not include any cleaning, housekeeping or other chemicals or products employed in routine maintenance and housekeeping operations of the Hotel, so long as they are kept only in quantities reasonably necessary for the operation of the Hotel and are stored, used and disposed of in accordance with Laws.

1.42 Hotel. “Hotel” means all of the real and personal property (including, without limitation, the Hotel Premises, the Assumed Contracts, the Leases, the Offsite Rights, the FF&E, the Inventory, the Hotel Records, the Cash Banks and the Intangibles) comprising the Miramonte Resort & Spa, a 215 room hotel located at 45000 Indian Wells Lane, Indian Wells, California, 92210.

1.43 Hotel Employees. “Hotel Employees” means all those persons employed at the Hotel during Seller’s ownership of the Hotel at any time prior to Closing (whether employed by Seller or any Affiliate of Seller).

1.44 Hotel Employee Plan. “Hotel Employee Plan” means an “employee benefit plan,” as defined in ERISA, covering any of the Hotel Employees.

1.45 Hotel Excise Taxes. “Hotel Excise Taxes” means all sales, occupancy, room and similar taxes to which the Hotel operations are subject.

1.46 Hotel Improvements. “Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcel.

1.47 Hotel License Agreement. “Hotel License Agreement” means any agreement pertaining to the use, in conjunction with the Hotel, of (i) one or more identifying trade names, trademarks, service marks, logos or other proprietary name or mark which is owned by a third party and/or (ii) a reservation system owned by a third party.

1.48 Hotel Parcel. “Hotel Parcel” means the parcel(s) of land described in Exhibit A hereto, and all of Seller’s rights and interests in land and improvements appurtenant thereto, including, without limitation: (i) easements and rights-of-way, (ii) licenses and other privileges, (iii) rights in and to land underlying adjacent highways, streets and other public rights-of-way and rights of access thereto, (iv) rights in and to strips and gores of land within or adjoining any such parcel, (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel, (vi) rights to utility connections and hook-ups, (vii) water rights, (viii) riparian rights, and (ix) any other rights which Seller may have in or with respect to land adjoining any such parcel (including land which is separated from any such parcel only by public highway, street or other right-of-way).

1.49 Hotel Payable. “Hotel Payable” means any account payable outstanding as of Closing for the Hotel, other than Disputed Payables.

1.50 Hotel Premises. "Hotel Premises"means the Hotel Improvements and the Hotel Parcel.

1.51 Hotel Records. “Hotel Records” means all of the books, records, correspondence, Plans and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books, records and files which Seller owns or may otherwise transfer), that have been received or generated and maintained primarily in the course of operation of the Hotel and that are in Seller’s possession or control. Without limiting the generality of the foregoing, “Hotel Records” include all guest history files and records relating to the Hotel.

1.52 Hotel Software. “Hotel Software” means all computer programs used exclusively in the operation and management of the Hotel (including, without limitation, accounting programs, reservation programs, database programs, scheduling programs and programs required for the operation of any mechanical, power, transportation or other systems within the Hotel Premises), excluding only (i) software used generally by Seller and/or its Affiliates; and (ii) software owned by the licensor party to, and licensed to Seller under, a Hotel License Agreement.

1.53 Hotel Software Rights. “Hotel Software Rights” means the rights to use the Hotel Software in connection with the operation of the Hotel.

1.54 Indemnify. “Indemnify” means to hold harmless, indemnify and (where the indemnification concerns a Claim) defend, by counsel reasonably satisfactory to the indemnified Party.

1.55 Intangibles. “Intangibles” means Seller’s rights, title and interest in and to the Marks, the Permits, the Repair Warranties, the Reservations and Reservation Deposits, the Accounts, the Hotel Records, the Hotel Software, the Plans and all other intangible personal property rights of whatever nature (excepting the Contracts and excepting such rights which are expressly excluded from the Hotel) constituting part of the good will of the Hotel.

1.56 Inventory. “Inventory” means (i) the Retail Inventory and (ii) the Consumables, but excluding Liquor Inventory if applicable alcoholic beverage control Laws require a separate sale and transfer the Liquor Operations.

1.57 Last Closing Date. “Last Closing Date” means the first Business Day (other than a Monday) that is at least 15 days following the Approval Date, subject to extension as expressly permitted hereunder.

1.58 Laws. “Laws” means any and all applicable:

1.58.1 Constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of the United States or of the state, county or municipality in which the Hotel is located, or any other Governmental Authority (including, without limitation, building and safety codes, Title III of the Americans with Disabilities Act, the Occupational Safety and Health Act and similar state statutes, laws regarding Hazardous Substances and all regulations and rulings promulgated under or pursuant to any thereof).

1.58.2 Agreements with or covenants or commitments to any Governmental Authority that are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Hotel).

1.58.3 Recorded covenants, conditions and restrictions affecting the Hotel Parcel.

1.59 Lease. “Lease” means any space lease, license, concession or other such arrangement for use of space within the Hotel, other than transient use of guest rooms, banquet rooms or conference rooms by Hotel guests in the Ordinary Course.

1.60 Leased FF&E. “Leased FF&E” means each item of FF&E that is subject to an Equipment Lease.

1.61 Licensed Names. "Licensed Names"means "The Well," "Ristorante Brissago" and "Pittura Festa."

1.62 Licensed Premises. “Licensed Premises” means the areas within the Hotel described or otherwise identified in or with respect to a Liquor License as licensed for Liquor Operations.

1.63 Lien. “Lien” means any mortgage, deed of trust or other consensual liens securing monetary obligations, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments and other tax and statutory liens (other than the lien for non-delinquent real estate taxes and assessments or any lien arising out of any activity of Buyer) that affects Seller’s title to any of the Hotel Premises.

1.64 Liquor Inventory. “Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of the Hotel, including (without limitation) the alcoholic beverage contents of any in-room servi-bars and mini-bars.

1.65 Liquor License. “Liquor License” means any government license, permit or other authorization for the Liquor Operations and “the Liquor Licenses” means all such required licenses, permits and other authorizations.

1.66 Liquor Licensee. "Liquor Licensee"means the person(s) holding the Liquor Licenses.

1.67 Liquor Operations. "Liquor Operations" means the sale and/or service of liquor, wine, beer or other alcoholic beverages at the Hotel.

1.68 Loss. “Loss” means any actual loss of property, revenues or business or any loss in value (but not speculative losses).

1.69 Mark. “Mark” means the name “Miramonte Hotel and Spa” and any other trademark, trade name, service mark, logo or other proprietary name, mark or design which is owned by either Seller (or licensed to either Seller and assignable in conjunction with a sale of the Hotel) and used exclusively or primarily in connection with the Hotel, together with all the good will associated with the use of such name, mark or design in connection the Hotel; and “the Marks” means all such names, marks, designs and good will. “Mark” or “Marks” shall not include the name or trademark “The Well,” “Ristorante Brissago” or “PitturaFesta” or any variation of any of the foregoing or right to any of the foregoing.

1.70 Objectionable Title Matter. "Objectionable Title Matter" has the meaning specified in Section 4.4.1

1.71 Offsite Rights. “Offsite Rights” means any lease, license or other agreement or arrangement (other than those of record which are identified in the Title Report) which specifically relates to the Hotel providing for use of another’s real property in conjunction with the operation of the Hotel (as, by way of illustration and not limitation, use for vehicular parking and/or access), including, without limitation, the agreements identified on the Schedule of Offsite Rights attached hereto as Exhibit K.

1.72 Offsite Rights Assignment. “Offsite Rights Assignment” means an agreement of assignment and assumption, substantively in the form attached hereto as Exhibit F, for the assignment to and assumption by Buyer or Buyer’s nominee of the Offsite Rights.

1.73 Offsite Rights Consent. "Offsite Rights Consent" has the meaning specified in Section 9.1.4.

1.74 Offsite Rights Estoppel Certificate. "Offsite Rights Estoppel Certificate" has the meaning specified in Section 9.1.5.

1.75 Ordinary Course. “Ordinary Course” means the course of day-to-day operation of the Hotel substantially in accordance with the operating expense line items in its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have generally characterized during the 24 months preceding the Effective Date.

1.76 Original. “Original” means any of (A) an original counterpart of any Lease, Offsite Rights or Assumed Contract, (B) the original Hotel Records and (C) other original documents comprising or evidencing the Intangibles; and the “Originals” means all of such items.

1.77 Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding Liquor Licenses) to the extent held and assignable by Seller or otherwise transferable with the Hotel.

1.78 Permitted Exceptions. “Permitted Exceptions” means (A) liens for real property taxes and assessments not yet delinquent, (B) the lien for supplemental property taxes assessed pursuant to the California Revenue and Taxation Code as a result of the sale of the Hotel Premises hereunder, (C) liens or encumbrances arising out of any activity of Buyer with respect to the Hotel, (D) the Leases, (E) the Assumed Contracts, (F) the exceptions identified on the schedule attached hereto as Exhibit BB (except for those, if any, that constitute “Inapplicable Exceptions” under Section 4.4.2) and (G) any other matter deemed to be a Permitted Exception pursuant to Section 4.4.

1.79 Place of Closing. "Place of Closing" has the meaning specified in Section 10.1.

1.80 Plans. “Plans” means the plans and specifications for the original construction of the Hotel Improvements, together with any subsequent and/or proposed material modifications thereof.

1.81 Preliminary Statement. "Preliminary Statement" has the meaning specified in Section 8.6.2.

1.82 Proceeds. “Proceeds” means the amount of all insurance proceeds, condemnation awards or other amounts that have been paid to Seller or may thereafter be payable to or for the account of Seller in connection with a Casualty (including any amounts recoverable under any rent loss or business interruption policy to the extent applicable to periods after Closing).

1.83 Property Taxes. "Property Taxes"has the meaning specified in Section 8.1.

1.84 Purchase Price. "Purchase Price" means the gross purchase price being paid by Buyer to Seller for the Hotel, as specified in Section 3.1.

1.85 Repair Warranties. “Repair Warranties” means the written guaranties, warranties and other obligations for repair or maintenance given by contractors, manufacturers or vendors with respect to the Hotel Improvements or FF&E, to the extent assignable by or at the direction of Seller.

1.86 Retail Inventory. “Retail Inventory” means all retail goods held by Seller for sale to Hotel guests and others in the Ordinary Course (excluding food and beverages served on-site at the Hotel).

1.87 Reservations. “Reservations” means the reservations, commitments and other commitments or agreements for the use of guest rooms, conference rooms, dining rooms or other facilities in the Hotel, to the extent pertaining to periods from and after Closing.

1.88 Reservation Deposit. “Reservation Deposit” means any deposit or advance payment received by Seller in connection with any Reservation.

1.89 Scheduled Capital Expenditures. “Scheduled Capital Expenditures” means capital repairs, replacements and improvements that are (A) identified in the current capital expenditure budget of the Hotel or another Property Record delivered to Buyer pursuant to Section 4.1 and (B) are shown on such budget or other document as scheduled to be completed by no later than Seller’s current fiscal year.

1.90 Seller’s Closing Certificate. “Seller’s Closing Certificate” means a certificate duly executed by Seller, in the form attached hereto as Exhibit R, stating that each of the warranties and representations of Seller contained in Section 5.1, are accurate in all material respects as of Closing, except as otherwise set forth in such certificate.

1.91 Seller’s Knowledge. “Seller’s Knowledge” means the actual (and not constructive) knowledge, of William Otto, Paul Upchurch and Bruce Hoffmann, without duty or implication of inquiry, except that said individuals shall have inquired of Brian Burress, the chief engineer of the Hotel, as to matters pertinent to Seller’s representations and warranties in Section 5.1 that are or may be within his actual knowledge. Buyer acknowledges that the inquiry of Brian Burress will not take place until after the Effective Date and that the provision in Section 17 allowing Seller up to ten Business Days after the Effective Date to deliver, modify or supplement Exhibit O are intended, in part, to correct for this delay.

1.92 Service Contract. “Service Contract” means any of the contracts or other arrangements, written or oral, for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of the Hotel.

1.93 Survey. “Survey” means a survey of the Hotel Parcel meeting at least the minimum ALTA/ACSM standards required for Extended Coverage, prepared and certified by a surveyor duly licensed in the State where the Hotel Premises are located.

1.94 Tenant Estoppel Certificate. "Tenant Estoppel Certificate" has the meaning specified in Section 4.3.2.

1.95 Tenant Lease Assignment. "Tenant Lease Assignment" means an agreement of assignment and assumption of Leases, substantively in the form attached hereto as Exhibit P.

1.96 Title Company. “Title Company” means Chicago Title Insurance Company, together with any agent through which it may act in issuing any of the Title Policies and with any co-insurers.

1.97 Title Policy. “Title Policy” means an ALTA (Form B — 1992 or its local equivalent) owner’s policy of title insurance, with Extended Coverage, insuring Buyer (or Buyer’s nominee) in the amount of the Purchase Price that the insured has fee title to the Hotel Premises and any appurtenant easements and Offsite Rights, and including the following endorsements (or their local equivalents):

1.97.1 CLTA Form 100 (Rev. 12/4/69), which may be modified in the owner’s policies by deleting Paragraphs 1(a), 1(c), 2(a) and 2(b) thereof,

1.97.2 CLTA Form 116, with respect to the building(s) located on the Hotel Parcel,

1.97.3 CLTA Form 116.1, identifying the Hotel Parcel to the applicable Survey, appropriately modified for issuance under an owner’s (rather than lender’s) policy,

1.97.4 Where available and appropriate, CLTA Form 116.7, insuring that the Hotel Parcel consists of legally subdivided parcels,

1.97.5 If applicable, an endorsement effectively deleting any “creditor’s rights”printed exception in the Title Policy form,

1.97.6 Any other endorsements which are used by Seller to insure against a Lien or which are offered by Seller and accepted by Buyer as the cure for any other title matter which is not a Permitted Exception, and

1.97.7 At Buyer’s expense, such further endorsements (including, without limitation, a zoning endorsement insuring that the Hotel Improvements are in compliance with local zoning requirements under Laws) as may be available and requested by Buyer at least ten Days prior to the Last Closing Date; and

together with such re-insurance and/or co-insurance, from such additional title insurance companies, as Buyer may reasonably require.

1.98 Title Report. “Title Report” means a title report, title commitment or other such document, prepared and issued by the Title Company, describing the condition of title to the Hotel Premises.

1.99 Transactor. “Transactor” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.

1.100 Transfer Instruments. “Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including (without limitation) the Deed, the Bill of Sale, any Offsite Rights Assignments, the Tenant Leases Assignment, the Contract Assignment and the General Assignment.

1.101 Uniform System of Accounts. “Uniform System of Accounts” means the Ninth Revised Edition of the Uniform System of Accounts for the Lodging Industry, published by the Educational Institute of the American Hotel and Motel Association .

1.102 Voucher. “Voucher” means any certificate, coupon, voucher or other writing which entitles the holder or bearer to a credit (whether in a specified dollar amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods or services at the Hotel; but shall not include complimentary rooms (or room rates below average rack rates) granted to convention and other meeting groups in the Ordinary Course.

1.103 Well License Agreement. “Well License Agreement” means a Hotel License Agreement between Seller, as licensor, and Buyer, as licensee, permitting the non-exclusive optional use at the Hotel after Closing of the Licensed Names at no fee, in connection with the operation and promotion of the facilities at the Hotel currently operated under such names

1.104 Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Seller,” “Buyer,” “Party” and “Parties,” and “thisAgreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders. For purposes of this Agreement, if an amount is not otherwise, any specific item, matter, cost or expense shall be deemed a “material” if its aggregate amount exceeds $20,000.

2.	Covenant of Purchase and Sale. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer the Hotel to Buyer, and Buyer shall purchase and accept the Hotel from Seller; and, to the extent expressly provided herein or in any Transfer Instrument (but not otherwise), Buyer shall assume from and after Closing the obligations and liabilities appertaining to the Hotel (including, without limitation, Seller’s obligations and liabilities under and with respect to the Assumed Contracts, the Permits and any Permitted Exceptions).

2.1 Exclusion of Certain Service Contracts. Buyer shall have the right to exclude any (or all) Service Contract(s) from the Assumed Contracts by giving Seller written notice of the exclusion of such Contract no later than 15 Business Days after the Effective Date.

2.2 Equipment Leases. Buyer shall have the right to exclude any (or all) Equipment Leases from the Assumed Contracts by giving Seller written notice of the exclusion of such Equipment Lease no later than 15 Business Days after the Effective Date.

3.	Purchase Price and Deposit.

3.1 Amount of Purchase Price. The Purchase Price shall be $29,000,000 plus the lesser of (A) $100,000 or (B) the book value of any unissued food, beverage, retail spa and mini bar inventories as of the Closing Date. The net amount of the Purchase Price payable to Seller shall be subject to credits, prorations and other adjustments as provided in Sections 8 and 11.

3.2 Allocation of Price.

The Purchase Price shall be allocated among the Hotel Parcel, Hotel Improvements, FF&E, Consumables and Intangibles as follows:

Hotel Parcel	$3,500,000
Hotel Improvements	$22,075,000
FF&E	$3,300,000
Consumables	$125,000
Intangibles	$0

Allocations made pursuant to this Section shall be used by the Parties for all tax and other government reporting purposes.

3.3 Deposit.

3.3.1 Amount and Delivery. Buyer has previously delivered into Escrow the cash amount of $1,000,000 (the “Initial Deposit”). Within two Business Days after the Effective Date, Buyer shall deliver into Escrow an additional cash deposit of $1,000,000 (the “Additional Deposit”), as a good faith deposit. The Initial Deposit, together with the Additional Deposit when made, is generally referred to herein as the “Deposit.” Notwithstanding any other provision of this Agreement, Buyer’s failure to make the Additional Deposit shall be deemed an election by it to terminate this Agreement under Section 4.7.

3.3.2 Investment. The Deposit, while held in Escrow, shall be invested in U.S. Treasury Bills or other short-term U.S. Government securities, repurchase agreements with a national banking association for such securities, investment-grade commercial paper or other investment-grade “money market” investments, as Buyer directs Escrow Agent, and whenever not so invested shall be held by the Escrow Agent in a separate, federally-insured, interest-bearing account with a national banking association approved by Buyer. All interest and other income earned on the Deposit while held in Escrow shall become part of the Deposit and included in all references to the Deposit herein.

3.3.3 Disposition. If Buyer fails to purchase the Hotel on or before the Last Closing Date in breach of its obligation to do so under this Agreement, Seller upon termination of this Agreement shall be entitled to retain the Deposit as liquidated damages, in accordance with Section 20. In all other circumstances, the Deposit shall remain the property of Buyer and shall either (A) at Closing, be applied against the Purchase Price or (B) upon termination of this Agreement, be returned to Buyer, less only (i) Buyer’s (one-half) share of any Escrow cancellation charges and (ii) the sum of $100, which shall be paid to Seller in consideration of Buyer’s rights of termination under Section 4.

3.4 EINs. For Escrow Agent’s information, Buyer’s Employer Identification Number is 20-0697047 and Seller’s Employer Identification Number is 36-4277390.

4.	Title and Due Diligence Conditions.

4.1 Delivery of Property Records and Title Documents. Within ten Business Days after the Effective Date:

4.1.1 Seller shall either deliver to Buyer, at the Denver address specified for copies of notices to Buyer in Section 15, or make available to Buyer in an appropriate inspection room within the Hotel or in an on-line data “room” or by a similar electronic medium, the original or a true and complete copy of each of the items identified in the Schedule of Property Records attached hereto as Exhibit L, to the extent required by said Exhibit. Seller shall be entitled to have a representative of Seller present in such inspection room whenever Buyer’s representative is there, Buyer’s access to such room during normal business hours shall neither be significantly delayed nor interrupted because of the unavailability of a Seller representative.

4.1.2 Seller shall deliver to Buyer’s Counsel, at the address specified for copies of notices to such Counsel in Section 15, (A) a Title Report for the Hotel Premises, issued as of a date no earlier than 30 Days before the Effective Date including complete and (to the extent available) fully legible copies of every recorded document referenced therein and (B) the Existing Survey, if any.

At the time Seller delivers or makes available to Buyer the last of such items Seller shall also furnish to Buyer a list of all documents delivered or made available under Section 4.1.1 and shall certify in writing to Buyer that it has satisfied its obligations under this Section 4.1.

4.2 Survey. If practicable, Seller shall cause the Existing Survey to be down-dated and re-certified to Buyer, the Title Company and Buyer’s assigns. If it is not practicable to have it down-dated, (i) Seller shall promptly so notify Buyer, and Buyer shall then have until the later of (A) 45 Days after the Effective Date or (B) 40 Days after receiving such notice from Seller to obtain a Survey of the Hotel site at Buyer’s expense and to give Seller notice of any Objectionable Title Matters disclosed by such Survey and (ii) Buyer’s right to require that the Title Policy include Extended Coverage shall be conditioned on Buyer’s obtaining a current Survey.

4.3 Estoppels and Consents. Seller shall each use reasonable efforts (but without obligation to incur material expense in so doing) to obtain and deliver to Buyer, at least five Business Days before the Approval Date, each of the following:

4.3.1 If applicable, from grantors of Offsite Rights, each of the Offsite Rights Consents and Offsite Rights Estoppel Certificates reasonably requested by Buyer under Section 9.1.4 or 9.1.5.

4.3.2 From the tenant under each Lease, a certificate dated no earlier than 20 Days prior to the Approval Date (“Tenant Estoppel Certificate”) substantively in the form attached hereto as Exhibit H.

4.4 Buyer’s Review and Approval of Title.

4.4.1 Objectionable Title Matters and Permitted Exceptions. Except for each:

4.4.1.1 Lien and

4.4.1.2 Every other exception to or defect in Seller’s title to the Hotel Premises which is not a Permitted Exception (an “Objectionable Title Matter”), as to which Buyer gives Seller written notice of objection by the latest of (A) the Approval Date, (B) five Business Days after a Title Document disclosing such exception or defect is delivered to Buyer or (C), in the case of objections to exceptions or defects disclosed by a Survey, five Business Days after Seller delivers the down-dated, conformed Existing Survey to Buyer or, where the Survey is obtained by Buyer pursuant to Section 4.2, 45 Days after the Effective Date.

Buyer shall be deemed to have approved the state of title with respect to the Hotel Premises as shown by the Title Documents delivered to Buyer hereunder. All exceptions and other defects (except Liens) disclosed by such a Title Document as to which Buyer makes no objection in accordance with the provisions of this Section 4.4.1, and all such exceptions and other defects to which Buyer objects but later waives such objection as provided in Section 4.4.3, shall be deemed Permitted Exceptions. As used herein, “Title Documents” mean the Title Report, Survey, each supplement to or down dating of the Title Report or Survey, or any written notice of a title defect or exception delivered by Seller to Buyer.

4.4.2 Cure of Objectionable Title Matters. Seller shall use commercially reasonable efforts to cure, or remove as an exception to the Title Policy, each Objectionable Title Matter that (A) does not appear to be a valid exception to title, including, without limitation, references to leases or tenancies which no longer exist, to instruments or documents which on their face or by law are no longer effective and to matters which have no apparent applicability to the real property in question (“Inapplicable Exceptions”) or (B) is otherwise susceptible to being cured prior to the Last Closing Date, but (with respect to each of clauses (A) and (B) above) without Seller being obligated to incur in the aggregate more than $2,500 in out-of-pocket expense or liability to cure or remove all Objectionable Title Matters that are not Liens. Except as expressly set forth in the preceding sentence or (with respect to Liens) in Section 4.4.4, Seller shall not be obligated to cure any Objectionable Title Matter and Buyer shall not be entitled to any reduction in, credit against or deduction from the Purchase Price by reason of any Objectionable Title Matter.

4.4.3 Termination for Objectionable Title Matter. If, after giving Seller timely notice of an Objectionable Title Matter (a “Title Objection Notice”), Buyer does not receive by the later of the Approval Date or ten Days after giving such notice:

4.4.3.1 Written confirmation from the Title Company that, upon conditions specified in such confirmation (all of which must be within Seller’s power to satisfy by the Last Closing Date) the Title Policy will be issued, at customary rates, without exception for such Objectionable Title Matter or that the Title Company will affirmatively insure Buyer against any loss therefrom by an endorsement in form and content satisfactory to Buyer in Buyer’s reasonable discretion, and

4.4.3.2 An unconditional written undertaking from Seller to satisfy all such conditions specified by the Title Company,

Buyer shall have the right to terminate this Agreement by written notice of termination given to Seller on or before the Last Closing Date. If Buyer does not so elect to terminate this Agreement, the Objectionable Title Matter in question shall then be deemed to be a Permitted Exception. Buyer’s remedy for any Objectionable Title Matter shall be limited to such right of termination unless such Objectionable Title Matter results from an intentional act of Seller that gives Buyer the right to recover monetary damages under Section 21.1 (in which event Buyer shall have the remedies provided in Section 21.1). If at any time after receiving a Title Objection Notice Seller gives Buyer written notice (a “Non-Cure Notice”) that Seller is unable or unwilling to cure one or more of the Objectionable Title Matters specified in such Title Objection Notice (excluding matters that Seller is expressly obligated to cure under Section 4.4.2 or 4.4.4), then Seller shall have the right to terminate this Agreement unless Buyer, by the earlier of the Last Closing Date or five Business Days after receiving such Non-Cure Notice, waives in writing its objection to each of the Objectionable Title Matters specified therein.

4.4.4 Removal of Liens. Notwithstanding any other provision hereof, Seller shall obtain at or prior to Closing the full reconveyance, release or other discharge, of record, and convey the Hotel free and clear, of each and every Lien that can be discharged by payment of money and of every Equipment Lease excluded by Buyer pursuant to Section 2.2. Prior to Closing, Escrow Agent shall obtain, in timely fashion, payoff letters from the record holder of each Lien.

4.5 Access to Property and Records. During the period from the Effective Date to Closing, Seller shall provide to Buyer, its agents, consultants and counsel, upon not less than three Business Day’s prior notice, access during normal business hours to:

4.5.1 All of the Hotel Records.

4.5.2 All such other information regarding the Hotel and in Seller’s possession (including files, contracts, financial books and records and other documents) as Buyer may reasonably request, excluding appraisals, internal evaluations, materials which are protected by attorney-client privilege or which Seller is prohibited from disclosing under Laws, and materials proprietary to Seller and not particularly concerning the Hotel.

4.5.3 Such work space and facilities at the Hotel (including, without limitation, photocopying equipment, telephone and internet access) as Buyer’s representatives may reasonably require to examine and copy Hotel Records and other materials made available to Buyer at the Hotel (but, at Seller’s request, Buyer shall reimburse to Seller ten cents per page for any photocopies made and the actual cost of Buyer’s use of any photocopying, telecommunications or other equipment).

4.5.4 The Hotel Premises, for purposes of conducting (at Buyer’s expense) any inspections, observations, examinations, surveys and tests that Buyer may reasonably require; provided, however, that no physical or intrusive testing, including, without limitation, soil, ground, water or other environmental testing, may be done without Seller’s prior written consent. Prior to performing any physical or intrusive testing, Buyer shall provide Seller with evidence of insurance covering such testing, which insurance shall be reasonably acceptable to Seller and name Seller as an additional insured. If Closing does not occur, Buyer shall, or shall cause, at Buyer’s sole expense, the Hotel Premises to be returned to the condition the Hotel Premises were in prior to such testing. Such right of access, however, shall be subject to the rights of guests, tenants and licensees of the Hotel and Buyer in its activities under this Section 4.5.4 shall not unreasonably interfere with the operation of the Hotel. Seller may have its own representative accompany Buyer’s representative(s) on any such visit.

4.5.5 The general manager, controller, director of sales and other department Heads at the Hotel; provided, however, that (A) Buyer will not contact any of such individuals (i) during the first 48 hours after the Effective Date or (ii) without at least 48 hours’ prior notification to Seller of the time and place of Buyer’s initial interview of each such individual and (B) Seller shall be entitled to have its own representative present (in person or by telephone) at Buyer’s interview of each such individual.

4.5.6 Notwithstanding Section 15, Buyer may give any notice required under this Section 4.5 to the attention of one of William Otto, Paul Upchurch or Steven Bartelt and by telephone to 414 905 1000, electronic facsimile transmission to 414 905 2250 or e-mail to billotto@marcushotels.com; paulupchurch@marcushotels.com, and stevebartelt@marcuscorp.com. Notwithstanding the foregoing, neither Buyer nor its representatives shall (a) interview any Hotel Employees or contact anyone at the Hotel or Seller (other than William Otto, Paul Upchurch, or Steven Bartelt) until after the Approval Date, except as provided in Section 4.5.5, or (b) contact any party at the City of Indian Wells within the first ten Days after the Effective Date, in each case without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.

4.6 Indemnification. Buyer shall Indemnify Seller from and against any and all Losses that Seller incurs by reason of any damage to the Hotel Premises or the FF&E or any Claim against Seller caused or arising out of any activity of Buyer or Buyer’s representatives pursuant to Section 4.5 provided, however, that in no event shall Buyer be liable for any Claim or Loss (including without limitation any perceived loss of economic value of the Hotel), solely as a result of Buyer’s discovery and, to the extent required of Buyer under Law, disclosure of any pre-existing condition affecting the Hotel; provided further, that not less than five Business Days prior to any such disclosure (or such shorter period as may be necessary to comply with such Law), Buyer shall notify Seller in writing of the discovery and the legal basis for any disclosure requirement. Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage the Hotel Premises or the FF&E caused by any such activity.

4.7 Buyer’s Right of Termination. In addition to the right of termination provided in Section 4.4.3, Buyer shall have the right to terminate this Agreement unless Buyer in its sole and absolute discretion is satisfied as to all matters related to the Hotel and bearing upon the suitability of the Hotel for Buyer’s purposes, and Buyer shall be conclusively deemed to have waived such right of termination unless by 3:00 p.m., Pacific Time, on the Approval Date Buyer has given Seller and Escrow Agent written notice exercising its right to terminate this Agreement pursuant to this Section 4.7. Except as expressly provided in Section 3.3.1, if Buyer does not give such timely notice, Buyer shall have no further right to terminate this Agreement under this Section 4.7, but failure to give such notice shall not affect Buyer’s right to terminate under any other provision of this Agreement (including, without limitation, Section 4.4.3, if applicable). To the extent that Buyer’s right of termination under this Section 4.7 or under any other provision of this Agreement is deemed to make this Agreement an option contract, Seller agrees and acknowledges that the payment to it provided in Section 3.3.3, together with Buyer’s undertaking the due diligence investigation of the Hotel and agreement in Section 16.2 to deliver to Seller copies of all third-party reports concerning the Hotel obtained by Buyer in the event Buyer terminates this Agreement, constitutes adequate consideration for such option; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement if this Agreement is deemed an option contract.

4.8 Due Diligence Costs. Except as otherwise expressly provided herein, each of Seller and Buyer shall bear and pay its own costs incurred in connection with Buyer’s due diligence investigations, but Buyer shall act in good faith not to impose undue expense on Seller in connection with such due diligence.

5.	Representations and Warranties.

5.1 By Seller.

5.1.1 Regarding the Hotel. Seller hereby warrants and represents to Buyer that, as of the Effective Date, except as disclosed in the Schedule of Exceptions to Seller’s Representations and Warranties attached hereto as Exhibit O or in any other provision of or Exhibit to this Agreement (as such Exhibits, where permitted by Section 17, may be delivered, supplemented or otherwise modified with ten Days after the Effective Date):

5.1.1.1 To Seller’s Knowledge, (A) except as set forth on Schedule 5.1.1.1, Seller has received no written notice from any Governmental Authority that the current condition, occupancy or use of the Hotel violates or requires correction under any Law and (B) Seller has received no written notice from any Governmental Authority (1) charging any such violation or asserting the need for any such correction, (2) revoking, canceling, denying renewal of, or threatening any such action with respect to, any Permit or Liquor License, or (3) stating that any inquiry, complaint, proceeding or investigation (excluding routine, periodic inspections) is contemplated or pending regarding compliance of the Hotel with any Law.

5.1.1.2 There are no Offsite Rights or Offsite Right Agreements other than as disclosed in the Schedule of Offsite Rights attached hereto as Exhibit K, which correctly identifies each of the existing Offsite Rights and Offsite Right Agreements. Except as otherwise disclosed in Exhibit K, as to each Offsite Rights and Offsite Rights Agreement identified therein: to Seller’s Knowledge, such Offsite Rights are in full force and effect and there does not exist under such Offsite Rights Agreement any material default (or event or condition which with notice or passage of time or both will be a material default) on the part of any party thereto.

5.1.1.3 To Seller’s Knowledge, all Permits required for the lawful operation of the Hotel have been issued and are currently in force.

5.1.1.4 Exhibit Y correctly identifies all of the Liquor Licenses. Marcus Hotels, Inc., holds all of the Liquor Licenses required for the current Liquor Operations and, to Seller’s Knowledge, all of the Liquor Licenses are in currently in force.

5.1.1.5 Seller has not received written notice of any pending or proposed change in the zoning of the Hotel Parcel or any proposal for a new special assessment district including the Hotel Parcel.

5.1.1.6 Except as identified in the Schedule of Leases attached hereto as Exhibit I, no Lease encumbers the Hotel Premises. Exhibit I accurately identifies each Lease, including (A) all of the agreements, amendments, supplements and other documents which evidence or govern such Lease, (B) the portion of the Hotel Premises subject to such Lease, (C) the current monthly fixed rent and the terms of any percentage rent payable under such Lease, (D) the commencement and expiration dates for such Lease and any options in the tenant to extend the term thereof and (E) the amount of the security deposit (if any) outstanding under such Lease. Except as disclosed on Exhibit I, (1) no rent or other payment due from the tenant under such Lease is delinquent or has been paid more than one month in advance, (2) to Seller’s Knowledge, no default, or event or condition which upon notice or passage of time or both will mature into a default, exists under such Lease on the part of the landlord or on the part of the tenant, (3) there is no remaining right in the tenant under such Lease to any “free” rent, rent abatement (other than upon damage to or destruction or condemnation of the leased premises) or other rent concession, (4) there is no remaining obligation on the part of landlord under such Lease to construct, install or pay or reimburse the cost of any tenant improvements, fixtures, furnishings or equipment or otherwise to make any payments to the tenant, and (5) there is no remaining obligation, present or contingent, on the part of Seller to pay any commission, finder’s fee or similar compensation with respect to such Lease.

5.1.1.7 Exhibit M correctly identifies all of the Hotel License Agreements.

5.1.1.8 Subject to the Permitted Exceptions, Seller has good title to all of the FF&E and Inventory, free and clear of all liens, security interests, hypothecations, charges and other adverse interests (subject, in the case of any Leased FF&E, to the applicable Equipment Lease identified in Exhibit J).

5.1.1.9 The Schedule of Marks attached hereto as Exhibit T identifies (A) each of the Marks (if any) which have been registered with the U.S. Patent and Trademark Office (including the registration number and date thereof) or filed with any state or local jurisdiction (including the filing number and date thereof) and (B) every other Mark in which Seller claims a proprietary interest or right of use in connection with the Hotel (including the extent of the interest or right claimed therein). Except as otherwise disclosed in Exhibit T or in any of the agreements identified on Exhibit M, to Seller’s Knowledge there is no adverse claim to or interest in any Mark which could restrict or prevent Buyer’s continuing use of such Mark in connection with the Hotel (including, without limitation, on goods sold or otherwise distributed at the Hotel).

5.1.1.10 Seller has not filed notices of protest or appeal against, or commenced proceedings to recover, real property tax assessments against any of the Hotel Premises.

5.1.1.11 The Schedule of Contracts attached hereto as Exhibit J accurately identifies each material Contract currently in force with respect to the Hotel, including (A) all of the agreements, amendments and other documents evidencing or governing such Contract, (B) the applicable monthly, annual or other periodic fixed rent or charge under such Contract, if any, (C) the equipment, goods or services to which such Contract pertains, and (D) the expiration date of such Contract (including, for this purpose, the earliest date upon which the purchaser or lessee thereunder may terminate the same without liability or payment of any penalty or premium). Each of the Contracts identified on Exhibit J have been made by Seller or by an Affiliate of Seller acting as Seller’s agent. Except as disclosed on Exhibit J, no default, or event or condition which upon notice or passage of time or both will mature into a default, exists under any Contract identified on Exhibit J on the part of the purchaser or lessee thereunder or, to Seller’s Knowledge, on the part of the vendor, service provider or lessor thereunder. For purposes of this section, a Contract shall be deemed material if (i) such Contract is for the provision of goods or services required for the proper operation of the Hotel, and the cost of the Hotel’s performance under such Contract exceeds $2,500 per month (or, when aggregated with all other Contacts that would otherwise be deemed immaterial under this clause (i), exceeds $15,000 per month) or (ii) such Contract will be binding upon a successor owner, operator or manager of the Hotel, even in the absence of an express assignment and assumption, and is not terminable by Buyer without penalty on no more than 90 days’ notice.

5.1.1.12 Except for the Reservations, Leases, the Assumed Contracts, the Permitted Exceptions and the Permits, and as otherwise expressly provided in this Agreement, there are no agreements, undertakings or arrangements made by Seller or any of its Affiliates that will be binding upon Buyer or the Hotel after Closing.

5.1.1.13 The Schedule of Insurance attached hereto as Exhibit N accurately identifies each of the existing policies of property hazard, general or special liability, business interruption, boiler and machinery and other insurance which is carried on the Hotel by Seller, including for each identified policy (A) the type of policy, (B) the insurer, (C) the insured(s), (D) the amount of coverage, (E) the amount of any applicable self-retention (or “deductible”), (F) in the case of each liability insurance policy, whether the same is written on a “claims made” or “occurrence” basis, (G) the expiration date and (H) to the extent available, the current annual premium allocable to the Hotel. Except as disclosed on Exhibit N, Seller has not received written notice canceling or threatening to cancel any such policy (including, without limitation, notice that such policy will not be renewed or will be renewed only with a materially higher premium or a materially reduced scope or amount of coverage).

5.1.1.14 The closing dates of the most recent governmental audits of Hotel Excise Taxes are listed in Exhibit V. Except as shown on Exhibit V, Seller has not received written notice of any open audit or outstanding notice of deficiency or delinquency with respect to any Hotel Excise Tax, all required returns and reports for Hotel Excise Taxes have been timely filed with the appropriate Governmental Authority and all Hotel Excise Taxes shown to be due on such returns and reports have been (or by Closing will have been) timely paid.

5.1.1.15 The monthly operating statements for the Hotel which Seller has delivered or made available to Buyer pursuant to Section 4.1 have been prepared by Seller in the Ordinary Course and are, to Seller’s Knowledge, accurate in all material respects.

5.1.1.16 To Seller’s Knowledge, each of the document copies delivered to the Buyer pursuant to Section 4 is or will be a complete copy of the document as it exists in Seller’s files and a complete and accurate copy of the original of such document.

5.1.1.17 To Seller’s Knowledge and except as specified with respect to this Section 5.1.1.17 in Exhibit O, (A) there has been no release of any Hazardous Substance on, in or under the Hotel Parcel or the Hotel Improvements, (B) there are no underground storage tanks located on or under the Hotel Parcel, and (C) there are no materials containing asbestos, PCBs or formaldehyde foam located anywhere within the Hotel Improvements or elsewhere on the Hotel Parcel.

5.1.1.18 There are no lawsuits filed and served upon Seller or, to Seller’s Knowledge, otherwise pending or threatened, whose outcome could adversely affect title to or the use, occupancy or operation of the Hotel or Seller’s ability to convey the Hotel or otherwise perform its obligations under this Agreement (including, without limitation, actions for condemnation).

5.1.1.19 All Hotel Employees are employees of Seller. Exhibit X identifies, as of May 27, 2004, each Hotel Employee, his or her classification, title or position, salary (including non-discretionary bonuses) or wage rate and accrued vacation. To Seller’s Knowledge, there do not exist (A) any disputes between and any of the Hotel Employees that might reasonably be expected to have a material adverse effect on the Hotel, (B) any pending unfair labor practice complaints or labor arbitration proceedings with respect to Hotel Employees (or former Hotel Employees) and Seller has not received written notice from any Governmental Authority asserting (i) any violation as to Hotel Employees of Laws governing employment or labor, including any Laws relating to wages, hours, collective bargaining, social security or other payroll taxes, equal employment opportunity, employment discrimination or employment safety or (ii) any liability on the part of Seller for back wages, taxes or penalties for any such violation.

5.1.1.20 None of the Hotel Employees are within any bargaining unit that has been certified under the National Labor Relations Act or any similar state Law and, to Seller’s Knowledge, no effort currently exists to organize any of the Hotel Employees into any such bargaining unit.

5.1.1.21 With respect to Hotel Employee Plans:

(A) The Schedule of Employee Benefit Plans attached hereto as Exhibit W identifies each Hotel Employee Plan.

(B) Seller has delivered to Buyer true and complete copies of the summary plan description for each Hotel Employee Plan.

(C) Except as otherwise disclosed on Exhibit W, each Hotel Employee Plan is a defined contribution plan (as defined in Section 3(34) of ERISA).

(D) There are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any Hotel Employee Plan.

(E) Other than routine claims for benefits, there are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any individual participants or beneficiaries against any Hotel Employee Plan.

(F) Each Hotel Employee Plan has received a favorable determination letter from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Internal Revenue Code and, to Seller’s Knowledge, no circumstance exists which could cause such plan to cease being so qualified.

(G) To Seller’s Knowledge, no Hotel Employee Plan is the subject of any investigation, audit or other such adverse action on the part of the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, and, to Seller’s Knowledge, each Hotel Employee Plan is in material compliance with the terms of the plan documents, ERISA and applicable provisions of the Internal Revenue Code.

5.1.1.22 Seller is in compliance with all currently applicable COBRA requirements respecting current or former Hotel Employees. Seller does not provide any retiree medical benefits to former Hotel Employees.

5.1.1.23 All of the Hotel Software and Hotel Software Rights are identified in the schedule attached hereto as Exhibit AA and, except as disclosed in Exhibit AA, Seller has obtained and fully paid for, and can freely transfer to Buyer, all of the Hotel Software Rights required for Buyer’s continued, lawful use of the Hotel Software in operation and management of the Hotel after Closing.

5.1.1.24 Seller manages the Hotel itself and there are no agreements with any third party (whether or not an Affiliate of Seller) for the provision of management services to the Hotel.

5.1.2 Regarding Seller. Seller hereby represents and warrants that, as of Effective Date:

5.1.2.1 Seller is duly formed or organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware; is in good standing and qualified to do business in the state where the Hotel is located and in every other jurisdiction where such qualification is legally required; has full legal power to enter into this Agreement and to fulfill its obligations hereunder; has taken all requisite action to authorize its execution, delivery and (subject to the subsequent approval of the Board of Directors of The Marcus Corporation pursuant to Section 9.2.3 hereof) performance of this Agreement and has caused this Agreement to be duly executed and delivered on its behalf to Buyer.

5.1.2.2 Seller has full right and power to convey the Hotel Premises and transfer all of the other assets comprising the Hotel in accordance with this Agreement.

5.1.2.3 (A) No government or third-party approvals or consents are required for Seller’s execution and delivery of, or performance of its obligations under, this Agreement and (B) Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the assets comprising the Hotel is bound.

5.1.2.4 Seller is not an “employee benefit plan” as defined in Section 3(3) of ERISA, nor is it an Affiliate of an employee benefit plan; and none of the Hotel constitutes “plan assets” as that term is used in 29 C.F.R. 2509.75-2.

5.2 By Buyer. Buyer hereby warrants and represents to Seller that, as of the Effective Date:

5.2.1 Buyer is duly formed or organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware; is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has taken all requisite action to authorize its execution, delivery and performance of this Agreement and has caused this Agreement to be duly executed and delivered to Seller.

5.2.2 No government or other third-party approvals or consents are required for Buyer’s execution and delivery of, or performance of its obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or Law to which Buyer is a party or by which Buyer is otherwise bound.

5.2.3 There are no lawsuits filed and served or, to Buyer’s knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.

5.3 As Is Covenants. Except for the representations, warranties and covenants expressed in this Agreement or in any Transfer Instrument and for claims for breach thereof:

5.3.1 Prior to the Approval Date, Buyer shall conduct its own investigation of the Hotel and make such inquiries, inspections, tests, audits, studies and analyses in connection with purchasing the Hotel as Buyer deems necessary, and Buyer shall be deemed to rely on such inspections and tests in determining if the Hotel is suitable for Buyer’s purposes.

5.3.2 BUYER ACKNOWLEDGES THAT IT IS BUYING THE HOTEL “AS IS” AND WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, BY SELLER OR ITS AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES.

5.3.3 BUYER ACKNOWLEDGES THAT SELLER DISCLAIMS AND NEGATES, AS TO FF&E AND ALL OTHER PROPERTY BEING SOLD TO BUYER HEREUNDER: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (D) ANY IMPLIED OR EXPRESS WARRANTY WITH RESPECT TO THE CONDITION OF THE HOTEL, THE HOTEL’S COMPLIANCE WITH ANY APPLICABLE ZONING OR OTHER LAWS, THE PAST OR PROJECTED FINANCIAL CONDITION OF THE HOTEL (INCLUDING, WITHOUT LIMITATION, THE INCOME OR EXPENSES THEREOF) OR THE USES PERMITTED ON, THE DEVELOPMENT REQUIREMENTS FOR, OR ANY OTHER MATTER OR THING RELATING TO THE HOTEL OR ANY PART THEREOF.

5.3.4 AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, BENEFICIAL OWNERS, EMPLOYEES, AGENTS AND AFFILIATES (COLLECTIVELY, “SELLER RELEASEES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES (UNLESS CAUSED OR INTENTIONALLY PERMITTED BY SELLER) OR (B) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, REPORTS, OPINIONS OR OTHER INFORMATION, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING WILLFUL FRAUD. BUYER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN. THE BUYER EXPRESSLY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE §1542 WHICH READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTY AND/OR PROPERTY INFORMATION, (ii) BUYER’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER AND SELLER PARTIES AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS AGREEMENT.

BUYER FURTHER ACKNOWLEDGES THAT ANY INFORMATION AND MATERIALS PROVIDED OR TO BE PROVIDED BY SELLER OR ANY PERSON ACTING ON SELLER’S BEHALF WITH RESPECT TO THE HOTEL (INCLUDING, WITHOUT LIMITATION, THE DUE-DILIGENCE MATERIALS) WERE OBTAINED FROM A VARIETY OF SOURCES AND THIRD PARTIES, AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MATERIALS, AND THAT SELLER THEREFORE DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR THE COMPLETENESS OF SUCH INFORMATION AND MATERIALS. SELLER WILL NOT BE LIABLE FOR ANY NEGLIGENT MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE HOTEL TO VERIFY THE ACCURACY OF ANY OF THE INFORMATION AND MATERIALS PROVIDED OR TO BE PROVIDED TO BUYER, NOR WILL SELLER BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION OR MATERIALS PERTAINING TO THE HOTEL FURNISHED TO BUYER BY SELLER OR BY ANY PERSON ACTING ON SELLER’S BEHALF, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT.

5.3.5 Buyer acknowledges that the disclaimers of warranties contained in this Section 5.3 are “conspicuous” for purposes of any Law.

5.4 Survival. Subject to Section 13.3, the representations and warranties of the Parties set forth in this Section 5 (and the Parties’ respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge in any of the Transfer Instruments.

5.5 Notice of Subsequent Event or Discovery. Prior to Closing, each Party shall give the other prompt notice of its discovery of any event or condition which has the effect of making any of such Party’s representations and warranties contained in this Section 5 materially inaccurate.

6.	Operation of the Hotel Pending Closing. From the Effective Date until Closing, subject to force majeure , Seller shall cause the Hotel to operate in the Ordinary Course and shall not (except with Buyer’s prior written approval) cause, approve or (to the extent within Seller’s commercially reasonable power to control) permit any material change in the operations of the Hotel, including (without limitation):

6.1 Inventories. Reduction in Inventories to levels below those maintained at the Hotel during the preceding 12 months (taking into account any seasonal fluctuations).

6.2 Services. Material changes in current levels of guest, room and other services at the Hotel.

6.3 Marketing. Material reductions in current sales and marketing efforts with respect to the Hotel that are not in the Ordinary Course of Business.

6.4 Alterations. Alterations or other material changes in the Hotel Improvements except for (A) Scheduled Capital Expenditures, (B) alterations or improvements required to avoid or cure a violation of Law and (C) alterations that in the aggregate cost no more than $75,000 and do not result in the elimination of any guest room, conference room or other revenue generating facility within the Hotel.

6.5 Maintenance. Deferral of scheduled or routine maintenance, repair and replacement of the Hotel Premises and FF&E.

6.6 Contracts and Leases. The making, modification, cancellation or termination of any Lease, Contract or other agreement materially affecting the operation, revenues or expenses of the Hotel (other than termination of Excluded Contracts and any Leases, Contracts or other agreements that are terminate or are cancelled according to their terms); provided, that Buyer’s consent to any such action shall not be unreasonably withheld.

6.7 Insurance. Cancellation of or reduction in the amount or scope of coverage under any insurance currently maintained with respect to the Hotel.

6.8 Permits. Cancellation or surrender of any existing Permit, Liquor License or Hotel Software Rights.

6.9 Liens. Creation of any Lien or other encumbrance on Seller’s title to the Hotel, other than those that will be removed at or prior to Closing.

6.10 Staffing. Any material reduction in staff at the Hotel or the transfer of the general manager, any department head or any other executive staff.

6.11 Tax Appeals. Filing of any notice of protest or appeal against, or commencement of any proceeding to recover, any property tax assessments against the Hotel unless such filing is necessary to meet an applicable filing deadline and Seller gives Buyer at least five Business Days’ prior written notice thereof.

6.12 Other. Any other transaction or change with respect to the Hotel which varies materially from the Ordinary Course.

7.	Other Agreements.

7.1 Termination of Hotel License Agreements. Notwithstanding any other provision of this Agreement, Buyer shall not assume any obligations under any Hotel License Agreement. Seller shall cause each Hotel License Agreement to be terminated as of Closing and shall deliver possession of the Hotel to Buyer (or Buyer’s nominee) free and clear of any Claim or rights of the licensor under any Hotel License Agreement. Seller shall remain responsible for all amounts due or to become due under all Hotel License Agreements shall Indemnify Buyer from and against any Claims or liability thereunder. Notwithstanding the foregoing, if Buyer elects (by written notice given to Seller no later than the Approval Date) to assume any Hotel License Agreement, Seller shall use commercially reasonable efforts to obtain any required consent for the assignment of such agreement to Buyer and, if such consent is obtained, Seller shall not cause such agreement to be terminated, but rather assign its rights thereunder to Buyer, and Buyer shall assume the same.

7.2 Liquor License(s) and Inventory.

7.2.1 Application for New Licenses. Buyer shall be responsible, at its expense, for preparing, filing and prosecuting all applications before Governmental Authorities for the re-issuance of the Liquor License at the Hotel to Buyer or its nominee following Closing. Seller shall cooperate with Buyer in such applications as Buyer may reasonably request (but without any obligation on the part of Seller to incur out-of-pocket expense or liability in doing so). If Buyer elects to engage as its legal counsel in prosecuting any such applications the counsel used by Seller or Liquor Licensee in connection with obtaining or maintaining the existing Liquor Licenses, Seller hereby consents (and, if necessary, shall cause the Liquor Licensee to consent) to Buyer’s engagement of such counsel and shall waive (and cause the Liquor Licensee to waive) any conflict of interest which may arise between such counsel’s representation of Buyer and the prior or current representation of Seller or the Liquor Licensee.

7.2.2 Transfer of Liquor Inventory. Notwithstanding any other provision of this Agreement, the Liquor Inventory shall be sold and transferred to Buyer (or Buyer’s nominee) only in such manner as complies with applicable alcoholic beverage control Laws and the terms of the Liquor Licenses. If Law requires or practically necessitates that the Liquor Inventory (and any other aspects of the Liquor Operations) be transferred in a transaction separate and apart from the sale and purchase of the Hotel, then: (A) the Liquor Inventory shall be excluded from the Inventory sold as part of the Hotel under this Agreement and Seller and Buyer shall reduce the Purchase Price by the book value of the Liquor Inventory, (B) Buyer shall in good faith negotiate with the Liquor Licensee (and Seller, if not the Liquor Licensee, shall cause Liquor Licensee to negotiate in good faith with Seller) a separate agreement and escrow incorporating the provisions of Section 7.2.3, to close concurrently with Closing or as soon thereafter as practicable, for the sale of the Liquor Inventory and the transfer of the Liquor Operations to Buyer or its nominee, at a price equal to the book value of the Liquor Inventory, and (C) the conclusion of such separate agreement, in a form and substance reasonably satisfactory to Buyer, shall be a condition to Buyer’s obligation to close hereunder.

7.2.3 Transitional Arrangements. If Buyer has not by Closing obtained the necessary government approvals for transfer or re-issuance of the Liquor License, then provided that Buyer has by Closing filed all necessary applications for a new or transferred Liquor License, at Buyer’s request Seller shall use commercially reasonable efforts to cause the current holder of the Liquor License to enter into a lease, concession agreement or other arrangement, for a term of 90 days (or shorter, as Buyer may elect) and on other commercially reasonable terms (but not including any rent, license fee or other similar fee payable by Buyer whether or not the same is commercially reasonable), under which the Liquor Operations, together with the areas within the Hotel described or otherwise identified in or with respect to the Liquor License as licensed for Liquor Operations (the “Licensed Premises”), would continue to be operated under the now-existing Liquor License until the time such approvals had been granted and Buyer (or its designee) is able lawfully to take over the Licensed Premises and Liquor Operations or expiration of the term whichever first occurs. To the maximum extent permitted by Laws, any such arrangement shall be structured so as to preserve to Buyer the economic or other benefits of the transactions contemplated by this Agreement and, in any event, so as to hold Seller and the holder of the existing Liquor License harmless from any Claim arising from or related to the licensed activities after Closing and Buyer shall agree to indemnify Seller and the holder of the Liquor License and hold them harmless from any such Claim. Buyer shall reimburse Seller for any expenses incurred by Seller in connection with any arrangement entered into pursuant to this Section 7.2.3, including, without limitation, insurance costs, wages and reasonable attorneys’ fees. All of Seller’s obligations under this Section 7.2.3, shall be conditioned upon Seller not being obligated to assume or retain any actual or potential exposure to liability with respect to the Liquor License or the serving of alcoholic beverages following Closing unless Buyer, at its sole expense, obtains “dram shop” liability insurance, naming Seller as an additional insured, with single limit coverage of at least $2,000,000 and from a carrier whose financial rating is reasonably satisfactory to Seller. In no event shall Seller be obligated to perform or permit any act which would expose Seller to criminal liability. For avoidance of doubt, the intent of the preceding sentence is that Seller and the holder of the existing Liquor License be insured, and fully indemnified by Buyer, against any liability resulting from sale and service of alcoholic beverages at the Hotel after Closing.

7.3 Estoppel Certificates; Consents. Seller shall use all commercially reasonable efforts (but without obligation to make any payment or incur any material cost, obligation or liability) to obtain (A) a Tenant Estoppel Certificate from the tenant under each Lease, (B) an Offsite Rights Estoppel Certificate and Offsite Rights Consent from the grantor of each Offsite Right, (C) an estoppel certificate and (if applicable) consent to assignment, in such form as Buyer may reasonably require, from the vendor or lessor under each Assumed Contract. Upon receipt of each such certificate, Seller shall promptly deliver the same to Buyer.

7.4 Property of Guests. All baggage or other items checked or left in the care of Seller, and any items in the “Lost and Found Bin” will be listed in an inventory, prepared in duplicate and signed by representatives of Seller and Buyer on the Closing Date. Buyer will be responsible from and after the Closing for all property so listed and shall Indemnify Seller, from and against any and all Claims arising out of the subsequent loss of or damage to such listed property. Seller shall Indemnify Buyer from and against any and all Claims arising out of any loss of or damage to property of guests at the Hotel prior to the Closing or not so listed in such inventory. Seller and Buyer shall use reasonable efforts to have Hotel guests who have left items in any of the Hotel’s safe deposit boxes (not including in-room safes) confirm on the Closing Date that no such items are missing, but neither Party shall be deemed liable for any guest Claim made after the Closing Date with respect to items allegedly left in a Hotel safe deposit box before Closing merely because such items could not be listed on the above-described inventory.

7.5 Possible Like-Kind Exchange.Seller has advised Buyer that Seller may sell all or part of the Hotel Premises as part of a like-kind exchange in accordance with the provisions of Section 1031 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder. Seller shall have the right to assign its rights, but not its obligations, under this Agreement to a “Qualified Intermediary” as provided in such regulations on or before the Closing Date. Buyer agrees to cooperate with Seller to effectuate such exchange, but Buyer shall assume no liability or incur any expense in connection therewith and shall not be required to take title to any other property (even momentarily). Seller shall pay all costs and advance all funds required in connection with such exchange. In the event of such an exchange, Seller shall provide Buyer will all reasonable assurances and indemnities with respect to such transaction as may be reasonably requested by Buyer to ensure that Buyer assume no liability with respect thereto. No such exchange shall delay Closing beyond the Last Closing Date or affect Seller’s obligations under this Agreement, which shall continue as primary obligations of Seller regardless of any such exchange transaction.

7.6 Well License. Pursuant to the Well License Agreement, Seller will license the trademarks “The Well,”“Ristorante Brissago” and “Pittura Festa” (the “Seller Marks”) to Buyer on a non-exclusive basis (provided Buyer agrees to operate the Hotel and the spa located at the Hotel according to the standards from time to time required for a “three star” rating from the Mobil Travel Guide and to use the Seller Marks subject to reasonable and customary quality controls and licensor oversight). Within 20 Days after the Effective Date, Seller will prepare and submit to Buyer a proposed form of the Well License Agreement, reflecting the provisions of this Section 7.6, and, within ten Days after receiving such draft Buyer will notify Seller of any changes Buyer wants made in such draft. Thereafter, the Parties shall diligently and reasonably endeavor to arrive at a mutually acceptable form of the Well License Agreement by no later than the Approval Date. The Well License Agreement will (A) authorize the licensee to sublicense the use of the Seller Marks to the Person operating or managing the Hotel under any lease, operating agreement or management agreement with Buyer, but to no other Person, (B) permit Buyer to assign such agreement to a successor owner of the Hotel Premises, subject to Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) , but to no other Person, (C) permit licensee (or its sublicensee) to use the Seller Marks only with respect to the Hotel, subject to and in accordance with the Well License Agreement, (D) provide that any and all goodwill accruing to the Seller Marks by reason of the use of the Seller Marks by Buyer and its permitted sublicensees and assigns shall inure to the sole and absolute benefit of Seller, subject only to Buyer’s rights of use under the Well License Agreement, and (E) warrant and represent that Seller owns, and has the right to license to Buyer the use of, each of the Seller Marks.

8.	Prorations, Credits and Other Adjustments. At Closing, the Parties shall make the following prorations and other adjustments, with the net amount consequently owing to Seller or Buyer to be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing.

8.1 Proration of Taxes. All real property ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes which are assessed or assessable against any of the Hotel Parcel, Hotel Improvements, FF&E and Inventory (“Property Taxes”) for a period in which Closing occurs shall be prorated between Buyer and Seller as of the Closing Date, based on the most recent tax bills then available. Seller shall remain responsible for all Property Taxes assessed for periods ending prior to Closing (whenever assessed or billed), as well as for all Hotel Excise Taxes accruing prior to Closing; and Buyer shall be responsible for all Property Taxes assessed for periods beginning after Closing, as well as for all Hotel Excise Taxes accruing after Closing; provided, however, in the case of special assessments Seller shall only be responsible for installments of special assessments actually due and payable prior to Closing and Buyer shall be responsible for all installments of special assessments due and payable after Closing.

8.2 Proration of Expenses. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Closing Date:

8.2.1 Periodic charges under Assumed Contracts (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.

8.2.2 Utility charges (but excluding any utility deposits).

8.2.3 Employee Liabilities for wages, salary, benefit payments and payroll taxes for the pay period(s) in which Closing occurs and for accrued Employee Leave, except to the extent that Seller is required by Law or otherwise elects to determine and itself pay such liabilities accrued through the Day preceding Closing.

8.2.4 All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services).

8.2.5 All credit card charges.

Notwithstanding any other provision of this Agreement to the contrary, no prorations shall be made or credit given for (A) capital costs, (B) purchase orders for any Inventory, and (C), except as expressly provided for elsewhere in this Section 8.2, Hotel operating expenses of a non-periodic nature, all of which shall be the responsibility of the Party incurring the cost or expense in question, regardless of when the goods or services in question are received. To the extent practicable, in lieu of prorating the charges for any metered utility service, Seller shall arrange for the utility to read the meter as early as possible on the Closing Date and to render a final bill to Seller based on such reading.

8.3 Hotel Revenues.

8.3.1 Guest Ledger. The balance (less any contested charges) of the open account (“Guest Ledger Account”) for each guest or group of guests at the Hotel on the night immediately preceding Closing (“Closing Eve”) shall be prorated between Seller and Buyer as follows:

8.3.1.1 Room and service charges (including, without limitation, room service charges, in-house movie fees, health or fitness club charges and honor bar charges) for all times preceding Closing Eve shall be credited to Seller.

8.3.1.2 Room and service charges for all times after Closing Eve shall belong to Buyer.

8.3.1.3 Room charges for Closing Eve shall be divided equally between Seller and Buyer.

8.3.1.4 Subject to clause (A) of Section 8.7, other charges shall be allocated between Seller and Buyer as of the Closing Date, based on the time such charges were actually incurred.

8.3.1.5 Subject to clause (A) of Section 8.7, any other charges for the 24-hour period including Closing Eve, which cannot be fixed as to the actual time of incurrence, shall be apportioned equally between Seller and Buyer.

8.3.1.6 From the amounts apportioned to Seller under the foregoing clauses shall be deducted Seller’s prorated share of all applicable travel and tour agent commissions, license, reservation and franchise fees, and similar expenses. Any proration of revenues from Liquor Operations shall be subject to such limitations and conditions as may be imposed by applicable alcoholic beverage control Laws.

All Guest Ledger Accounts shall be assigned to Buyer at Closing, and Seller shall receive a proration credit equal to its net aggregate prorated amount under this 8.3.1. Buyer shall be responsible for paying any amounts deducted from Seller’s apportioned share under Section 8.3.1.6, Buyer and Seller shall each be responsible for paying their own taxes with respect to amounts for which they receive credit pursuant to this Section 8.3.1.

8.3.2 Rents and Other Operating Revenues. Monthly rents and other fixed periodic payments under the Leases, and any other operating revenues not otherwise provided for in this Section 7.2, shall be prorated between Buyer and Seller as of Closing; but no proration shall be made of any rent or other revenue item which is overdue as of the Closing Date until such rent or other revenue item is actually received.

8.3.3 Other Receivables. Except for Guest Ledger Accounts and for amounts which are assigned to Buyer pursuant to Section 9.4, all receivables accrued as of the Closing Date with respect to the Hotel shall be retained by Seller (the “Retained Accounts,” including, without limitation, any contested charges which were excluded from the Guest Ledger Accounts assigned Buyer). Any payment at or relating to the Hotel which is received or recovered after Closing by Buyer from a person who then only owes amounts on a Retained Account shall promptly be paid by Buyer to Seller. Any payment at or relating to the Hotel which is received or recovered after Closing from a person who then owes amounts both on a Retained Account and on an account from the Hotel accruing after Closing (a “Current Account”) shall be applied to the invoice(s) specified by the payor or to which such payment (by the amount thereof or other indicia) plainly applies, and, if the payor makes such payment without reference to a specific invoice and the applicable invoice is not otherwise obvious, then such payment shall then be allocated (A) if received within 120 Days after Closing, first to the Retained Account(s) for such payor and (B) if received more than 120 Days after Closing, first to the Current Account(s) for such payor. Seller reserves the right to bring an action on any Retained Account that is not fully paid within 120 Days after the Closing Date.

8.4 Hotel Payables. At Closing, Buyer shall receive a proration credit equal to the excess of (A) the aggregate estimated amount of all Hotel Payables in the Preliminary Statement over (B) Buyer’s prorated share of such Hotel Payables under Section 8.2, and Buyer shall assume the obligation to satisfy Hotel Payables (1) included in such estimate (as evidenced by a schedule which Seller shall prepare and submit to Buyer as part of the Preliminary Statement) or (2) which otherwise are identified within the 90-Day period following Closing. After Closing, before paying any amount invoiced or otherwise claimed by a third party to be due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Buyer shall first submit such invoice or claim to Seller. Unless Seller, within ten Days after receiving such submission, objects to such invoice or claim (thereby making it a Disputed Payable), Buyer may pay the same and take a credit for such payment on the Final Statement. Seller shall remain responsible for all Disputed Payables and for all Hotel Payables which are neither included on such schedule or identified within the 90-Day period following Closing.

8.5 Other Credits to Buyer.

8.5.1 Reservation Deposits. Buyer shall receive a proration credit equal to the aggregate amount of all outstanding Reservation Deposits with respect to the Hotel.

8.5.2 Vouchers. Buyer shall receive a credit for each outstanding Voucher, in the amount of 75% of the face value of such Voucher if issued in a specific dollar amount, in an amount equal to 75% of the average daily rates in excess of payment accompanying the Voucher if issued for free or reduced rate rooms, and otherwise in the amount equal to 75% of such Voucher’s estimated retail value (if issued for food, beverages, other merchandise or services), including sales and other excise taxes which Buyer will be obligated to pay in connection with honoring such Voucher.

8.5.3 Security Deposits. Buyer shall receive a credit equal to the outstanding balance of all security deposits under the Leases.

8.6 Other Credits to Seller.

8.6.1 Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Hotel Cash Banks as of Closing.

8.6.2 Credit for Certain Inventories. Seller shall receive a proration credit equal to the book value at Closing of the Retail Inventory.

8.7 Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) revenues and expenses for each restaurant and bar within the Hotel shall be prorated as of its closing time on Closing Eve, (B) all other prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time (for the Hotel), on the Closing Date, (C) all prorations shall be made on an actual daily basis, and (D), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts.

8.8 Preliminary Closing Statement.Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8.8 or any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.

8.9 Utility Deposits; Loan Impounds and Debt Service. Notwithstanding any other provision of this Agreement, no prorations shall be made or credits allowed with respect to any utility deposits, impound accounts with respect to any Lien, or any interest, prepayment premium or other payments on any Lien, all of which shall remain the sole property or obligation of Seller.

9.	Conditions to Closing.

9.1 In Buyer’s Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close Escrow shall be subject to timely satisfaction of each of the following conditions:

9.1.1 Performance of Seller’s Obligations. Performance by Seller of all of its material obligations under this Agreement to be performed at or before Closing.

9.1.2 Accuracy of Warranties and Representations. The accuracy in all material respects, as of Closing, of each of the warranties and representations set forth in Section 5.1.

9.1.3 Satisfactory Title Policy. Issuance at Closing of the Title Policy, as prescribed in Section 1.97 (subject, with respect to the inclusion of Extended Coverage, to clause (ii) of Section 4.2, if applicable).

9.1.4 Consents to Assignment of Offsite Rights. With respect to each of the Offsite Rights (if any) the transfer of which to Buyer or Buyer’s nominee requires, by the terms of the instrument creating such Offsite Rights the consent of the grantor of such rights, Seller’s delivery to Buyer at or prior to Closing of such consent as Buyer reasonably requests not later than five Business Days prior to the Approval Date (“Offsite Rights Consent”), duly executed and acknowledged by the grantor of such rights, in a recordable form reasonably satisfactory to Buyer. If requested by the grantor as a prerequisite for giving such consent, Buyer (or its nominee) shall concurrently execute and deliver to such grantor a recordable instrument (to be effective only upon Closing), in such form as the grantor may reasonably require, agreeing to assume all obligations and liabilities of the grantee accruing under such Offsite Rights from and after the assignment thereof to Buyer (or such nominee).

9.1.5 Estoppel Certificates for Offsite Rights. With respect to each of the Offsite Rights (if any) for which Buyer reasonably requests the same not later than two Business Days prior to the Approval Date, Seller’s delivery to Buyer, at least five Business Days prior to the Closing Date, of a certificate duly executed by the grantor of such rights (“Offsite Rights Estoppel Certificate”), in form and substance as Buyer shall reasonably approve, (A) addressed to Buyer and dated no earlier than 30 Days prior to the Last Closing Date, (B) identifying such Offsite Rights and stating that the agreement or other instrument evidencing them is in full force and effect (with only such amendments and other modifications as may be identified in such certificate) and that, to the grantor’s knowledge, no event of default (or event or condition which with notice, passage of time or both will be an event of default) exists on the part of the grantee, (C) acknowledging that Buyer and its successors, assigns and encumbrances are entitled to rely upon such certificate in connection with any purchase or financing of the Hotel, and (D) signed by an officer or other duly authorized representative of the grantor. As promptly as practicable but not less than two Business Days prior to the Approval Date, Buyer shall identify each of the Offsite Rights (if any) for which it will request an Offsite Rights Estoppel Certificate and shall prepare, and submit to Seller the desired form of such certificate. If Buyer has determined that an Offsite Rights Consent is also required with respect to such Offsite Rights, Buyer may combine the two documents in one. Notwithstanding anything in this Agreement to the contrary, if Seller is unable after reasonable efforts to obtain an Offsite Rights Estoppel Certificate requested by Buyer, Seller may, in lieu of such Offsite Rights Estoppel Certificate, deliver a certificate to Buyer executed by Seller, which certificate states that the matters covered by such Offsite Rights Estoppel Certificate are, to the best of Seller’s knowledge after due inquiry, true and correct in all material respects, subject to any applicable exceptions (the “Seller’s Offsite Rights Certificate”). Seller shall Indemnify Buyer from and against any Loss resulting from any breach of the representations contained in a Seller’s Offsite Rights Certificate and such indemnity shall not be subject to any of the limitations on Buyer’s claims and Seller’s liability set forth in Section 13.3. The submission of such Seller’s Offsite Rights Certificate to Buyer will satisfy the condition to Closing set forth in this Section 9.1.5 with respect to the Offsite Rights in question, provided that either (A) no Offsite Rights Consent is required in connection with the assignment thereof or (B), if required, Seller has obtained a separate Offsite Rights Consent executed by the grantor of such rights.

9.1.6 Consents to Other Assignments. Where required under the terms of such agreements, the consent of the non-assigning party to each Contract, Lease and Hotel License Agreement which Buyer is obligated, or elects, to accept under this Agreement, without requirement that Buyer pay any amount, incur any additional obligation or liability, agree to any material change in the assigned contract or waive any rights or benefits thereunder, in order to obtain such consent.

9.1.7 Tenant Estoppel Certificates. Delivery to Buyer on or before the Approval Date of a Tenant Estoppel Certificate with respect to each Lease in force as of Closing, executed by the tenant thereunder without material exception, reservation or qualification. Notwithstanding anything in this Agreement to the contrary, if Seller is unable after reasonable efforts to obtain a Tenant Estoppel Certificate with respect to a Lease, Seller may, in lieu of such Tenant Estoppel Certificate, deliver a certificate to Buyer executed by Seller, which certificate states that the matters covered by such Tenant Estoppel Certificate are, to the best of Seller’s knowledge after due inquiry, true and correct in all material respects, subject to any applicable exceptions (the “Seller’s Tenant Estoppel Certificate”). Seller shall Indemnify Buyer from and against any Loss resulting from any breach of the representations contained in a Seller’s Tenant Estoppel Certificate and such indemnity shall not be subject to any of the limitations on Buyer’s claims and Seller’s liability set forth in Section 13.3. The submission of such Seller’s Tenant Estoppel Certificate to Buyer will satisfy the condition to closing set forth in this Section 9.1.7 with respect to the Lease in question, provided that such certificate is delivered by Seller without material exception, reservation or qualification.

9.1.8 Physical Condition. No material alteration or other change in the physical condition, structure or appearance of the Hotel having occurred since the Effective Date, normal wear and tear, damage by casualty and Scheduled Capital Expenditures excepted. For purposes of this Section 9.1.8, an alteration or other change shall be deemed material if its cost, together with other alterations that would be otherwise be immaterial, exceeds $75,000 or if it results in the elimination of any guest room, conference room or other revenue-generating facility within the Hotel.

9.1.9 Liquor License. Buyer or its agent having either obtained all of the governmental approvals required for transfer or reissuance of the Liquor Licenses upon Closing, or for the lawful continuation of the Liquor Operations by Buyer or its agent pending final approval of such transfer or reissuance, or arrangements having been made pursuant to Section 7.2.3 for the lawful continuation of the Liquor Operations pending approval of such transfer or reissuance.

9.1.10 Well License Agreement. Buyer and Seller shall have agreed upon the form of the Well License Agreement.

If any of the conditions specified in this Section 9.1 is not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent on or before the Last Closing Date (and before Closing occurs); provided, that Buyer shall have the right to extend the Last Closing Date for up to 30 Days, if necessary, in order to satisfy the condition specified in Section 9.1.9.

9.2 In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction of each of the following conditions:

9.2.1 Performance of Buyer’s Obligations. Performance by Buyer of all of Buyer’s material obligations under this Agreement to be performed at or before Closing.

9.2.2 Accuracy of Warranties and Representations. The accuracy in all material respects, as of Closing, of each of the warranties and representations of Buyer set forth in Section 5.1.2.4.

9.2.3 Approval. Approval of this Agreement and the transactions contemplated by this Agreement by the Board of Directors of The Marcus Corporation (“Parent”). Seller shall use commercially reasonable efforts to cause Parent to have its Board of Directors vote (or otherwise act) upon such approval by the seventh Business Day after the Effective Date. Upon such action by Parent’s Board of Directors, Seller shall immediately notify Buyer as to whether such approval has been given or refused. Upon notification to Buyer that Parent’s Board of Directors has refused such approval, this Agreement shall terminate. If by the end of the seventh Business Day after the Effective Date, Buyer has not received from Seller written notice that Parent’s Board of Directors have either given or refused such approval (accompanied, in the case of approval, by a certified copy of the resolution adopted by such Board of Directors giving such approval), the Approval Date shall be extended one Business Day for each Business Day thereafter until Buyer receives such notification. Seller acknowledges that Buyer does not intend to commence its due diligence until it has received notice of approval of this Agreement by Parent’s Board of Directors.

9.2.4 Well License Agreement. Buyer and Seller shall have agreed upon the form of the Well License Agreement (provided, however, that this condition shall be deemed waived by Seller if Buyer notifies Seller before Closing that it has elected not to use the Licensed Names after Closing).

If any of the conditions specified in this Section 9.2 is not satisfied (or waived by Seller, in writing except as provided in Section 9.2.4) by the Last Closing Date, Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent on or before the Last Closing Date (and before Closing occurs).

9.3 Efforts to Satisfy Conditions.Seller shall use commercially reasonably efforts to satisfy each of the conditions specified in Sections 9.1.4, 9.1.5, 9.1.6 and 9.1.7.

9.4 Pre-Closing Damage or Destruction.

9.4.1 Termination Rights. If, prior to Closing, all or a material part of the Hotel Premises are damaged, destroyed or taken by eminent domain (a “Casualty,”), Buyer shall have the right, at its election, to terminate this Agreement, by written notice given to Seller on or before the Last Closing Date. If a Casualty occurs fewer than ten Business Days before the Last Closing Date, Buyer shall have the right to extend the Last Closing Date until the 15th Business Day after the occurrence of such Casualty in order to make the election permitted by this Section 9.4.1.

9.4.2 If No Termination. If a Casualty occurs and Buyer either does not have or elects not to exercise the right under Section 9.4.1 to terminate this Agreement, this Agreement shall continue in force and, at Closing, Buyer shall receive:

(A) a credit against the Purchase Price equal to (i) the amount, if any, of Proceeds actually received by Seller prior to Closing in connection with such Casualty, plus (ii) the lesser of the “deductible” or self retained limit under the property hazard insurance covering the Hotel or the reasonably estimated cost of repairing, restoring or replacing the portion of the Hotel damaged or destroyed by such Casualty, minus (iii) the amount (if any) actually expended by Seller to repair, restore or replace the damaged portions of the Hotel; and

(B) an assignment of Seller’s rights to all Proceeds which may be payable on the Closing Date or may thereafter become payable.

If the credit formula specified in clause (A) above results in a negative number, then Seller (rather than Buyer) shall be entitled to a credit, in the amount by which (i) the amount actually expended by Seller to repair, restore or replace the damaged portions of the Hotel exceeds (ii) the Proceeds received by Seller; but if such credit to Seller would exceed the amount of Proceeds assigned to Buyer at Closing (or if there are no Proceeds to assign), then Seller shall instead retain the right to receive such Proceeds (if any) and receive no credit.

9.4.3 Materiality. For purposes of this Section 9.4, a Casualty shall be deemed to affect a material part of the Hotel Premises if: (A) such Casualty results in an irreplaceable loss of any of the Hotel Improvements, or of any parking area at or access way to the Hotel or (B) such Casualty results in damage which will cost more than $1,000,000 or require more than 100 Days, to repair or replace.

10.	Closing.

10.1 Time, Place and Manner. Closing shall occur on or before the Last Closing Date, through Escrow, at the offices of the Escrow Agent; but if either Party so requests at least ten Business Days before the scheduled Closing Date, Closing shall be a “New York style” or “lawyers’” closing at the offices of Buyer’s Counsel in Los Angeles, California (the “Place of Closing”). In the event of a non-escrow Closing, the Transactors shall meet at the Place of Closing at least one Business Day prior to the scheduled Closing Date (and earlier if reasonably required) to effect a timely Closing). Even in a non-escrow Closing, in order to confirm concurrent delivery of the Purchase Price and delivery of title to the Hotel Premises, Buyer’s funds for Closing and the Transfer Instruments to be recorded shall be delivered into Escrow for Closing, in accordance with this Agreement.

10.2 Pro Forma Title Policies. To facilitate Closing, the Parties shall direct the Title Company (i) to prepare and deliver to each of Seller and Buyer, at least five Business Days before the Last Closing Date, a pro forma of the Title Policy, reflecting the substantive form in which the Title Company then anticipates issuing such policy as of Closing, and (ii), in the case of a non-Escrow Closing, to have a duly authorized title officer present at the Place of Closing on the scheduled Closing Date.

10.3 Seller’s Deliveries.

10.3.1 Pre-Closing. On or before the Last Closing Date, Seller shall deliver to Escrow Agent:

10.3.1.1 The Deed and every other Transfer Instrument (if any) that Buyer wishes to be recorded (including, if Buyer so elects, any Offsite Rights Assignment), all duly executed and acknowledged by Seller, for recording at Closing in the official land records of the county where the Hotel is located.

10.3.1.2 A counterpart of the FIRPTA Certificate, duly executed by Seller.

10.3.1.3 If an escrow Closing, each of the items specified in Section 10.3.2.

10.3.1.4 Such other documents as the Escrow Agent or the Title Company may reasonably require from Seller in order to effect Closing in accordance with this Agreement (including, without limitation, owner’s affidavit, declarations or affidavits of value, certificates of good standing, incumbency certificates, certified copies of Seller’s governing and authorization documents and any required tax waivers).

10.3.2 At Closing. At Closing, Seller shall deliver to Buyer, at the Place of Closing (except as otherwise specified in Section 10.3.1 or below):

10.3.2.1 Two counterparts of each of the Transfer Instruments (except those delivered to Escrow Agent pursuant to Section 10.3.1.1, which shall be deemed constructively delivered to Buyer at Closing), all duly executed and (in the case of the Tenant Leases Assignment) acknowledged by Seller.

10.3.2.2 Two counterparts of the Well License Agreement (if applicable), duly executed by Seller.

10.3.2.3 Two counterparts of Seller’s Closing Certificate, executed by Seller.

10.3.2.4 A counterpart of the FIRPTA Certificate, duly executed by Seller.

10.3.2.5 The Originals (except that Originals of Offsite Rights, Contracts, Leases and Hotel Records, to the extent at Closing located in the appropriate place in the Hotel, shall be deemed delivered with possession of the Hotel).

10.3.2.6 Each Offsite Rights Consent, Offsite Rights Estoppel Certificate, Tenant Estoppel Certificate and other consent to assignment of Contracts obtained by Seller, to the extent not previously delivered to Buyer.

10.3.2.7 For each Lease, a notice from Seller to the tenant thereunder, in the form attached hereto as Exhibit S, advising of the sale of the Hotel to Buyer or Buyer’s nominee.

10.3.2.8 For each Assumed Contract, a notice from Seller to the lessor or vendor thereunder, in the form attached as Exhibit Z, advising of the sale of the Hotel to Buyer or Buyer’s nominee.

10.3.2.9 A written acknowledgment and representation by the licensor under each Hotel License Agreement (if any) that such Hotel License Agreement has been terminated, other than any such agreement that Buyer has elected under Section 7.1 to assume (and with respect to Buyer has received a reasonably acceptable consent to assumption from the licensor).

10.3.2.10 Any other instrument or other document the delivery of which at Closing is specified elsewhere in this Agreement to be an obligation or condition to be satisfied by Seller.

10.4 Buyer’s Deliveries.

10.4.1 Pre-Closing. On or before the Last Closing Date, Buyer shall deliver to Escrow Agent:

10.4.1.1 Good and immediately available funds in an amount (when added to the Deposit) equal at least to the sum of (A) the Purchase Price, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the case may be) under Section 8 (as shown by the Preliminary Statement).

10.4.1.2 Any Transfer Instrument requiring Buyer’s signature to be recorded at Closing, duly executed and acknowledged by Buyer (or Buyer’s nominee).

10.4.1.3 If an escrow Closing, each of the items specified in Section 10.4.2.

10.4.1.4 Such other documents as the Escrow Agent or the Title Company may reasonably require from Buyer in order to effect Closing in accordance with this Agreement (including, without limitation, affidavits or declarations of value, certificates of good standing, incumbency certificates and certified copies of Buyer’s governing and authorization documents).

10.4.2 At Closing. At Closing, Buyer shall deliver to Seller, at the Place of Closing (except as otherwise specified in Section 10.4.1):

10.4.2.1 Two counterparts of each of the Tenant Leases Assignment, the Contract Assignment, the General Assignment and each Offsite Rights Assignment (if any), duly executed by Buyer.

10.4.2.2 Two counterparts of the Well License Agreement (if applicable), duly executed by Buyer.

10.4.2.3 Any other instrument or other document the delivery of which at Closing is specified elsewhere in this Agreement to be an obligation or condition to be satisfied by Buyer.

10.5 Closing Costs.

10.5.1 Paid by Seller. Seller shall pay:

10.5.1.1 All charges for the Title Report and for downdating and conforming the Existing Survey and one-half of all charges for the Title Policy (other than charges for the CLTA Form 116.7 endorsement which shall be paid entirely by Buyer), except (A) the charge for Extended Coverage and (B) charges for any endorsements other than those specified in clauses 1.80.1 through 1.80.6 (unless obtained to cure an Objectionable Title Matter).

10.5.1.2 One-half of all transfer taxes, stamp taxes, documentary taxes, sales taxes and similar excises imposed on the sale, conveyances, transfers and assignments under this Agreement.

10.5.1.3 All fees and other costs payable to third parties in connection with the assignment of Assumed Contracts or the transfer of Hotel Software Rights and other Intangibles to Buyer.

10.5.1.4 One-half of Escrow Agent’s fees and expenses for administering Escrow.

10.5.1.5 The cost of down-dating and recertifying any existing survey of the Hotel Parcel.

10.5.2 Paid by Buyer. Buyer shall pay:

10.5.2.1 Any charges for a new Survey, one-half of all charges for the Title Policy (other than charges for the CLTA Form 116.7 endorsement which shall be paid entirely by Buyer), all charges for Extended Coverage and for endorsements to the Title Policy other than those specified to be paid by Seller in Section 10.5.1.1.

10.5.2.2 One-half of Escrow Agent’s fees and expenses for administering Escrow

10.5.2.3 One-half of all transfer taxes, stamp taxes, documentary taxes, sales taxes and similar excises imposed on the sale, conveyances, transfers and assignments under this Agreement.

10.5.2.4 All recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.

10.5.3 Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for a similar real estate transaction in the county where the Hotel is located.

10.6 Completion of Closing. Closing shall be effected as follows:

10.6.1 At such time as the Transactors and Counsel have confirmed (A) the delivery to Escrow Agent of each of the items specified in Sections 10.3.1 and 10.4.1 and (B) tender of delivery of each of the items specified in Sections 10.3.2 and 10.4.2 (unless delivered to Escrow Agent in an Escrow Closing pursuant to the preceding clause) and provided Escrow Agent has not advised Buyer of any apparent obstacle to issuing the Title Policy as of Closing), the Parties through their respective Transactors or Counsel shall instruct Escrow Agent or the Title Company to record the Deed and any other Transfer Instruments to be recorded in the appropriate place and (if an Escrow Closing) delivering the rest of Seller’s Closing Documents to Buyer and Buyer’s Closing Documents to Seller.

10.6.2 Escrow Agent shall make the following disbursements from Escrow as soon as the Title Company has irrevocably committed to issue the Title Policy to Buyer and/or Buyer’s nominees (as the case may be):

10.6.2.1 Disburse to Seller the sum of (A) the Purchase Price, minus (B) Seller’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing to Seller or Buyer (as the case may be) under Section 8 (as shown by the Preliminary Statement).

10.6.2.2 Pay Closing costs specified in Section 10.5.>

10.6.2.3 Disburse all excess funds as directed by Buyer.

Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its Counsel; but if no such account has been so designated to Escrow Agent by the Business Day immediately following the Closing Date, Escrow Agent may instead disburse by (A) its own check, for any amount of $10,000 or less or (B) cashier’s check, for any amount exceeding $10,000, dispatched on the Closing Date by overnight courier service to the applicable Party at the address for notices to such Party hereunder.

10.6.3 Unless an Escrow Closing, concurrently with the Escrow Agent’s disbursement of funds from Escrow as provided in Section 10.6.2, the Parties through their respective Transactors and Counsel shall deliver to each other the items specified in Sections 10.3.2 and 10.4.2 and Closing shall be deemed completed. If an Escrow Closing, Escrow Agent shall make such deliveries, immediately after making such disbursements.

10.7 Escrow and Recording Instructions. This Agreement shall also serve as instructions to Escrow Agent regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent or the Title Company such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent or the Title Company. If there is any conflict between supplementary and general instructions delivered pursuant to this Section 10.7 and the provisions of this Agreement, the latter shall control as between the Parties. All subsequent instructions to Escrow Agent shall be in writing and Escrow Agent shall not be obligated to rely or act upon any oral instructions, except that authorization to close may be given orally (including by telephone) so long as such authorization is not conditioned upon compliance with other oral instructions. The Parties may deliver instructions to Escrow Agent by fax, without need to confirm by delivery of duplicate instructions in any other manner.

10.8 Delivery of Possession. Seller shall cause possession of the Hotel to be delivered to Buyer immediately upon Closing, free and clear of all leases, tenancies and occupancies except for (A) the rights of the tenants under the Leases in force as of Closing, (B) Hotel guests, (C) rights of parties under Assumed Contracts and (D) possessory rights and interests included among the Permitted Exceptions.

10.9 Failure of Closing. If Closing fails to occur by the Last Closing Date, any Party, if not then in default of its obligations under this Agreement, shall have the right to terminate this Agreement at any time until Closing actually occurs, by giving written notice of such termination to the other Parties and to Escrow Agent.

10.10 Procedure for Termination of Escrow. Upon any termination of this Agreement, Seller and Buyer shall each promptly give Escrow Agent written instructions to cancel Escrow and disburse the Deposit and all other funds and documents (if any) then held in Escrow in accordance with the provisions of this Agreement. If the Parties give Escrow Agent conflicting instructions regarding cancellation of Escrow or disposition of the Deposit (or any other funds or documents in Escrow), of if one Party gives Escrow Agent instructions to terminate Escrow and the other Party fails to give any instruction, then:

10.10.1 Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or failure by one Party to give instructions and request that the Parties deliver joint written instructions regarding Escrow.

10.10.2 Where one Party has given instructions to terminate Escrow and the other has failed to give any instructions, Escrow Agent shall comply with instructions given by the first Party if the second Party has not given Escrow Agent instructions within five Business Days after Escrow Agent’s notice of such failure.

10.10.3 Where the Parties have given conflicting instructions, Escrow Agent shall take no action to terminate Escrow or disburse funds or documents out of Escrow except pursuant to further, joint instructions from the Parties or a final court order or judgment or except as provided in Section 10.10.4.

10.10.4 If the Parties fail, within 60 Days after delivery of such demand, to deliver to Escrow Agent joint instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction, and to deposit with such court all of the funds and other items held in Escrow, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to Escrow. The Parties, jointly and severally, shall Indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 16.10).

10.11 Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.

11.	Post-Closing Adjustments.

11.1 Final Closing Statement. No later than 105 Days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on Buyer’s post-Closing examination of the books and records of the Hotel for the applicable periods during which Closing occurred and on relevant items of revenue or expense discovered after Closing (including, without limitation, Hotel Payables first identified after Closing). Buyer shall deliver the Final Statement to the attention of William Otto and Bruce Hoffmann by Federal Express or other receipted overnight courier service (with a copy by e-mail to billotto@marcushotels.com and brucehoffmann@marcushotels.com sent concurrently). If, within 30 Days after Buyer delivers the Final Statement to Seller, Buyer has not received from Seller written notice either accepting, or setting forth Seller’s specific objections to, the Final Statement, Buyer shall deliver to Seller (in the same manner as the Final Statement) a written notice that Seller is delinquent in responding to the Final Statement and that Buyer is invoking its rights under the following sentence (the “Warning Notice”). Seller shall then be deemed to have accepted the Final Statement as prepared by Buyer, except for such items as to which Seller specifically objects in a written notice given to Buyer within ten Business Days after Buyer delivers the Warning Notice to Seller.

11.2 Disputes. If Seller timely objects to any item(s) on the Final Statement, and Seller and Buyer are unable between themselves to resolve each such item and agree upon the Final Statement within 60 Days after Buyer delivers the Final Statement to Seller, then the Parties shall endeavor to agree upon a national accounting firm to determine the appropriate treatment and amount of the remaining disputed items. If the Parties are unable to agree upon and engage such a firm within 75 Days after Buyer delivers the Final Statement to Seller, then either Party shall have the right to apply to the American Arbitration Association, through its office in Los Angeles, California, for the selection of a qualified independent arbitrator in accordance with the applicable rules and procedures of such association. The written determination of such accounting firm or arbitrator with respect to each such disputed item shall be binding and conclusive upon all Parties and shall become part of the agreed Final Statement. Seller and Buyer shall pay in equal shares the fees and other expenses of such firm or arbitrator (as well as any fees of the American Arbitration Association, if requested to select the arbitrator).

S11.3 ettlement. Within ten Business Days after Seller and Buyer agree on (or Buyer has been deemed to have accepted) the Final Statement or after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount owing on the final settlement of the Closing prorations, credits and other adjustments, as shown by the agreed Final Statement. No further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.

12.	Third Party Claims and Obligations.

12.1 Assumed and Retained Liabilities. Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs by reason of any obligation or liability expressly assumed by Buyer pursuant to this Agreement, including, without limitation (A) obligations under the Leases, Offsite Rights Agreements and Assumed Contracts to the extent arising or accruing after Closing and, (B) the Hotel Payables with respect to which Buyer has received a proration credit (but only to the extent of such credit). Seller shall Indemnify Buyer from and against any and all Claims which Buyer incurs by reason of any obligation or liability retained by Seller pursuant to this Agreement, including, without limitation (i) obligations under the Leases, Offsite Rights Agreements and Assumed Contracts to the extent arising or accruing prior to Closing, (ii) any Excluded Contracts and (iii) any Disputed Payables (or any other Hotel Payable except to the extent Buyer has received a proration credit therefor).

12.2 Employee Liabilities.

12.2.1 Buyer's Obligations. Upon Closing Buyer shall:

12.2.1.1 Cause Buyer’s Hotel manager or operator to offer to employ all Eligible Employees other than Excluded Employees in the same or similar capacity in which they were employed by Seller, without any material changes in the terms or conditions of their employment (as such terms were disclosed by Seller to Buyer in Exhibit W and the summaries of the Hotel Employee Plans delivered to Buyer pursuant to Section 4.1. Buyer shall be deemed to have complied with the requirements of this subsection if such continuing employment is offered to Eligible Employees who in number amount to at least the lesser of (A) 90% of all such employees or (B) all but 45 of such employees.

12.2.1.2 Assume (A) all Employee Liabilities with respect to the Continuing Employees accruing or first arising on and after the Closing Date, or triggered by a termination of employment after Closing, and (B) all Employee Liabilities which have been prorated under Section 8.2.3.

12.2.2 Seller’s Obligations. Seller shall terminate the employment of all remaining Hotel Employees effective as of Closing. Seller shall remain responsible for all (A) claims made or suits brought with respect to Employee Liabilities prior to Closing, (B) Employee Liabilities with respect to Continuing Employees accruing prior to Closing (except those which are directly related to a termination of employment after Closing or which otherwise first arise after Closing) and (C) Employee Liabilities with respect to Hotel Employees other than Continuing Employees (unless arising from a breach by Buyer of its obligations under this Section 12.2 or from some other act of Buyer, other than the refusal to offer employment to such employee, except where required to make such offer under this Section 12.2, or to provide any post-employment benefits to such employee).

12.3 WARN Act Liability. In light of Buyer’s intention to continue operation of the Hotel with substantially the same staff in the same or similar capacity in which they were employed by Seller, without any material change in the terms or conditions of their employment (including, but not limited to, preservation of substantially full time status regarding hours of work for those having such status immediately prior to Closing), as such terms were disclosed by Seller to Buyer in Exhibit W and the summaries of the Hotel Employee Plans delivered to Buyer pursuant to Section 4.1, there is no reasonable foreseeability of any layoffs or other action by Buyer that could result in a “mass layoff” for purposes of the Worker Adjustment and Retraining Notification Act of 1988 and California labor code Section 1400 et. seq. (the “WARN Act”), and it is in the interest of all concerned parties (including the Hotel Employees) that Closing occur as promptly as practicable, so as to avoid unnecessary disruption of Hotel operations. Accordingly, Seller shall not take the precautionary step of giving Hotel Employees notice of possible termination of employment at the Hotel under the WARN Act, and Buyer shall Indemnify Seller from and against any and all Claims arising out of real or alleged violation of the WARN Act for failure to give such notice to the extent such Claims are based on Buyer’s failure, in breach of its obligations under Section 12.2.1.1, to cause continuing employment at the Hotel after Closing to be offered to Eligible Employees (including, without limitation, any violation alleged on the basis, in whole or part, that the employment of the requisite number of Eligible Employees was constructively terminated at Closing because the terms and conditions of employment offered such employee(s) was not substantially equivalent to the terms and conditions of such employee(s) immediately prior to Closing).

12.4 Transfers of Unemployment Tax Reserve Credit. If, in connection with a transfer of unemployment tax reserve experience at the Hotel to Buyer’s Hotel manager or operator, as the employee of the Continuing Employees, the applicable Governmental Authority requires the written authorization of Seller, Seller shall cause such authorization to be timely delivered on the appropriate form.

13.	Indemnifications.

13.1 Breach of Warranty and Representation. Buyer shall Indemnify Seller, and Seller shall Indemnify Buyer, from and against any and all Claims that the indemnified Party incurs by reason of a breach of any of the warranties, representations or covenants of the indemnifying Party contained in Section 5.

13.2 Third-Party Claims and Obligations.

13.2.1 Offsite Rights. Seller shall Indemnify Buyer from and against any and all Claims that Buyer incurs by reason of any alleged default on the part of Seller under an Offsite Rights agreement based upon an event or condition occurring (or alleged to have occurred) prior to the Closing Date. Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs by reason of any alleged default on the part of Buyer under any Offsite Rights agreement based upon an event or condition occurring (or alleged to have occurred) on or after the Closing Date.

13.2.2 Lease. Seller shall Indemnify Buyer from and against any and all Claims Buyer incurs by reason of any alleged default on the part of the lessor under a Lease based upon an event or condition occurring (or alleged to have occurred) prior to the Closing Date. Buyer shall Indemnify Seller from and against any and all that Seller incurs by reason of any alleged default on the part of the lessor under a Lease based upon an event or condition occurring (or alleged to have occurred) on or after the Closing Date.

13.2.3 Contracts and Assumed Contracts. Seller shall Indemnify Buyer from and against any and all Claims that Buyer incurs by reason of (i) any alleged default on the part of the purchaser or lessee under a Contract not assigned to Buyer at Closing or (ii) any alleged default on the part of the purchaser or lessee under an Assumed Contract, where the allegation of such default is based on an event which occurred or arose (or is alleged to have occurred or arisen) prior to the Closing Date. Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs by reason of any alleged default on the part of the purchaser or lessee under an Assumed Contract, where the allegation of default is based upon an event or condition which arose or occurred (or is alleged to have arisen or occurred) on or after the Closing Date.

13.2.4 Assumed and Retained Liabilities. Seller and Buyer shall each Indemnify the other from and against any and all Claims that the indemnified Party incurs by reason of any obligation or liability that is expressly provided to be the obligation or responsibility of the indemnifying Party in this Agreement. Without limiting the generality of the foregoing: (A) Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs by reason of any Hotel Payable assumed by Buyer hereunder, (B) Seller shall Indemnify Buyer from and against any and all Claims that Buyer incurs by reason of any Disputed Payable or any Hotel Payable or Tax which remains the responsibility of Seller hereunder, and (C) Seller shall reimburse Buyer, within ten Days after written demand therefor, for each Voucher honored by Buyer after 120 Days following Closing for which Buyer has not previously been credited (such reimbursement to be at 75% of face value for any Voucher issued in a specific dollar amount, at 75% of average daily rates in excess of payment accompanying the Voucher if issued for free or reduced rate rooms, and otherwise at 75% of estimated retail value, including sales and other excise taxes which Buyer will be obligated to pay in connection with honoring such Voucher, if issued for food, beverages, other merchandise or services).

13.2.5 Tort Claims. Seller shall Indemnify Buyer from and against any and all Claims that Buyer incurs by reason of any alleged injury or damage to the person or property of another based upon an event occurring (or alleged to have occurred) at the Hotel prior to the Closing Date. To the extent that Seller pays any such claim, liability and related expenses under this Section 13.2.5, Seller reserves the right to recover from any insurer therefor. Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs by reason of any alleged injury or damage to the person or property of another based upon an event or condition occurring (or alleged to have occurred) on or after the Closing Date.

13.2.6 Indemnification of Related Persons. Any indemnification of any Party against third-person claims contained herein shall also run in favor of such Party’s partners, members, shareholders, directors, officers, Affiliates, agents and managers, and the employees of each of them, all of whom are intended by the Parties to be third-party beneficiaries of this Section 13.2.

13.2.7 Procedures for Third-Party Claims.

13.2.7.1 Notice of Claim. Whenever any person indemnified under this Section 13.2 (an “Indemnified Person”) learns, through the filing of a claim, demand letter or otherwise, of the existence of a Claim to which such indemnified person believes this Section 13.2 applies, the indemnified person shall promptly (and, in any event within ten Days) notify the indemnifying Party (the “Indemnifying Party”) and furnish the Indemnifying Party with a copy of each demand, pleading and other communication which the Indemnified Person has received relating to such claim; provided, however, that (subject to the limitation on certain indemnity claims under Section 13.3), no delay on the part of the Indemnified Person in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is prejudiced.

13.2.7.2 Indemnifying Party’s Right to Defend. The Indemnifying Party shall have the right to defend the Indemnified Person against any Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party notifies the Indemnified Person in writing that the Indemnifying Party shall Indemnify the Indemnified Person from and against such Claim and (ii) the Indemnifying Party conducts the defense of such Claim actively and diligently.

13.2.7.3 Indemnified Person’s Right to Participate. So long as the Indemnifying Party has accepted and is conducting the defense of a Claim in accordance with Section 13.2.7.2, (A) the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of such Claim, (B) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement involving equitable relief against the Indemnified Person with respect to the Claim without the prior written consent of the Indemnified Person.

13.2.7.4 Indemnified Person’s Right to Assume Control. Unless the Indemnifying Party accepts the defense of a Claim within ten Days after the Indemnified Person has given notice of such Claim and is conducting the defense of a Claim in accordance with Section 13.2.7.2, then, until the Indemnifying Party does accept the defense of such Claim and so conduct such defense, the Indemnified Person may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Claim in any manner it reasonably may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (A) the Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against such Claim (including attorneys’ fees and expenses) if such Claim is covered by an indemnification obligation of the Indemnifying Party hereunder, and (B) the Indemnifying Party shall remain responsible for any liability, loss and expenses the Indemnified Person may suffer as a result of such Claim (including, without limitation, the cost of any settlement made by the Indemnified Party pursuant to this Section 13.2.7.4) to the fullest extent provided in this Section 13.

13.3 Limitation on Claims. The provisions of, and the Parties’ respective obligations under, this Section 13 shall survive Closing or termination of this Agreement; provided, however, that:

13.3.1 Seller shall have no liability to Buyer for breach of any warranty or representation contained in this Agreement, under this Section 13, Section 5.1 or otherwise, unless Buyer has given Seller written notice claiming such breach, stating in reasonable detail the factual basis for such claim, no later than the 365th Day after the Closing Date.

13.3.2 Seller shall have no liability to Buyer under this Section 13, Section 5.1 or otherwise until the aggregate of Buyer’s Claims exceeds $225,000, and then Seller’s liability shall be limited to the excess of Buyer’s damages over $225,000. Seller’s liability obligations under this Section 13, Section 5.1 or otherwise shall be net of any insurance proceeds (net of any costs incurred in collecting such proceeds) realized by Buyer or which would be realized if a claim were properly pursued under Buyer’s insurance policy (and Buyer shall diligently pursue all claims under any such insurance). Seller’s aggregate liability under this Section 13, Section 5.1 or otherwise shall be limited in the aggregate to ten percent of the Purchase Price.

13.3.3 Except for claims related to fraud and except as otherwise provided in Sections 9.1.5 and 9.1.7, the remedies provided in this Section 13 shall after Closing be Buyer’s sole and exclusive monetary remedies with respect to the breach of any warranty or representation of Seller contained in this Agreement or with respect to any matters for which indemnification is provided in this Section 13 or otherwise arising out of the transactions described in this Agreement and shall preclude Buyer from seeking any other monetary remedy in respect to any such matters. In no event shall either Party have liability under this Section 13, Section 5.1 or otherwise for consequential or incidental damages.

13.3.4 Seller shall have no liability to Buyer for any breach of any warranty or representation contained herein under this Section 13, Section 5.1 or otherwise with respect to any matter of which Buyer had knowledge as of the Closing Date of facts which constitute a breach by the Seller of a warranty or representation made by it under this Agreement and failed to disclose such knowledge to the Seller.

13.3.5 Buyer shall not have any liability to Seller under this Section 13, Section 4.6 or otherwise, for repair or replacement of any damaged portion of the Hotel (i) if Closing occurs or (ii) unless Seller gives Buyer written notice of such damage by the later of (A) 45 Days after the termination of this Agreement or (B) twenty Days after Seller discovers such damage.

13.3.6 Buyer shall not have any liability to Seller under this Section 13, Section 4.6 or otherwise, for any claims against Seller resulting from activities of Buyer or Buyer’s representatives pursuant to Section 4.5, unless Seller give Buyer written notice of such claim within 45 Days after Seller receives notice of the same.

14.	Assignment. Prior to Closing, Buyer shall have the right (A) to assign or transfer its rights under this Agreement to one or more Affiliates of Buyer and/or one or more partnerships and/or limited liability companies with respect to each of which Buyer or an Affiliate of Buyer is a general partner or managing member (either directly or through the general partnership or managing member interest in one or more sub-tier partnerships or limited liability companies) and (B) to assign separately the rights to acquire various components of the Property (for example, assigning to one Affiliate the right to acquire the Hotel Premises and to another the right to acquire the FF&E, Inventory and other personal property included within the Hotel); provided that each such assignee concurrently with such assignment assumes (jointly and severally if more than one assignee), in a written instrument delivered to Seller, all of the obligations and liabilities of Buyer hereunder. No assignment of this Agreement shall affect the status or disposition of the Deposit, which shall remain governed by Section 3.3. Upon such an assignment, (i) the assignee(s) shall become the Buyer for all purposes of this Agreement and (ii) effective upon Closing (but not before Closing) the Buyer named herein shall be relieved of any further obligation or liability hereunder (but without impairment of Seller’s rights to liquidated damages under Section 20); but no such proposed assignee shall have any obligation or liability hereunder until and unless the assignment to it has been made and accepted in writing. Nothing herein shall be deemed to preclude or prevent Buyer, after Closing, from assigning any of its remaining rights under this Agreement, pro tanto, in conjunction with any sale, lease, secured financing or other conveyance of any of the properties comprising the Hotel or any possessory or security interest therein (provided, however, that the foregoing shall not be deemed to permit any assignment of the Well License Agreement, except as expressly permitted therein).

15.	Notices. Except as provided in Section 11.1 (with respect to the Final Statement and the Warning Notice) or in any other case where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission (“Fax”), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

If to Seller:	Resort California, LLC
c/o The Marcus Corporation
100 East Wisconsin Avenue
Milwaukee, WI 53202
Attn: General Counsel
Fax:
with a copy to:	Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 2100
Milwaukee, WI 53202
Attn: Kevin J. Howley, Esq.
Fax: 414 298 8097
If to Buyer:	c/o Lowe Enterprises Investment Management, LLC
11777 San Vicente Blvd., Suite 900
Los Angeles, CA 90049
Attention: President
Fax: 310 207 1132

with a copy to:	Lowe Hospitality Group, Inc.
10333 East Dry Creek Road, Suite 450
Englewood, CO 80112
Attention: Bernie Siegel
Fax: 303 799 6011
and a copy to:	Sonnenschein Nath & Rosenthal LLP
601 South Figueroa Street, Suite 1500
Los Angeles, CA 90017
Attention: J. Dean Heller, Esq.
Fax: 213 623-9924

and shall be deemed delivered and received: (A) if delivery or Fax transmission is completed before 5:00 pm recipient’s local time on a Business Day, or if delivery is attempted but refused between the hours of 9:00 am and 5:00 pm recipient’s local time on a Business Day, then on the Day of actual delivery or attempted delivery and (B) otherwise, on the Business Day following the Day of actual delivery or Fax transmission; provided, however, that delivery by Fax shall be effective only if the Fax transmission is confirmed within three Business Days by duplicate notice delivered as otherwise provided herein. Time of delivery or attempted delivery shall be established by postal or courier receipt and time of completion of Fax transmission shall be established by a transmission confirmation log sheet generated by the sending machine.

16.	General Provisions.

16.1 Confidentiality. Except for Permitted Disclosures (defined below), (A) each Party shall keep confidential the terms of this Agreement, (B) until and unless Closing occurs, Buyer shall keep confidential all information regarding the Hotel which is not public and which it receives from Seller pursuant to this Agreement, (C) until and unless Closing occurs, Buyer shall keep confidential all information relating to any inspections, observations, examinations, surveys and tests that Buyer may conduct, including, without limitation, soil, ground, water or other environmental tests, and shall not disclose the results of such inspections, observations, examinations, surveys or tests to any party (including, without limitation, to Seller) unless requested by Seller (which request may include providing copies of such third-party reports) and (D) after Closing, Seller shall keep confidential all such non-public information regarding the Hotel. As used herein, “Permitted Disclosures” include only (i) disclosures by a Party to its attorneys, accountants and other consultants as reasonably necessary in the negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of such Party’s rights and the performance of its duties hereunder, (ii) disclosures by Buyer to the board, staff, counsel, accountants and consultants of any assignee or prospective assignee under Section 14 (or of such assignee’s ultimate parent entity), (iii) disclosure to the extent reasonably required to enforce such Party’s rights under this Agreement, and (iv) any other disclosure required by Law (including, without limitation, in response to any subpoena or in response to the request of any government agency). In the case of any Permitted Disclosure described in clause (i) or (ii) above, the disclosing Party shall advise the person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality. In the case of any Permitted Disclosure described in clause (iv) as soon as the disclosing Party becomes aware that that disclosure may be required by Law it shall immediately provide written notice of such occurrence to the other Party and the other Party shall be entitled to take such actions as it reasonably deems necessary to contest the proposed disclosure (but the disclosing Party shall not be obligated to participate in such actions or to incur any risk of liability by deferring disclosure).

16.2 Effect of Termination. Upon any termination of this Agreement, no Party shall have any further obligation or liability to the other hereunder except (i) as provided below (regarding Buyer’s return or destruction of materials received from Seller), (ii) any remaining obligation of Buyer under Section 4.6 (with respect to activities of Buyer or its agents upon the Hotel Premises), (iii) any liability which any Party may have hereunder by reason of the fact that such termination either (A) was wrongfully made by it or (B) resulted from a breach of its warranties, covenants or other obligations hereunder and (iv) any obligation under Section 16.10. Within 90 Days after termination of this Agreement without Closing, Buyer shall either return to Seller or destroy all materials of a confidential nature which Buyer has received from Seller pursuant to this Agreement; provided, however, that if any dispute regarding such termination then exists between the Parties, Buyer shall have the right to retain any of such materials which may be relevant to such dispute until a final resolution thereof.

16.3 Construction; Participation in Drafting. Each Party acknowledges that it and its Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision. In construing provisions of this Agreement the rule ejusdem generis shall not apply and the listing of items following the term “include” or “including,” whether or not qualified by phrases like “without limitation” or “but not limited to,” shall be regarded as illustrative and not exhaustive

16.4 No Third-Party Beneficiaries.Except as expressly provided in Section 13, nothing in this Agreement is intended or shall be construed to confer any rights or remedies on any person other than the Parties and their respective successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against any Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.

16.5 Survival of Provisions. To the extent required for its proper effect and subject to Section 13.3, each provision of this Agreement shall survive Closing or termination of this Agreement, regardless of whether this Agreement specifically provides for its survival, and shall not be deemed merged into the Transfer Instruments.

16.6 Integration and Binding Effect. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent or other such written proposal). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

16.7 Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.

16.8 Captions. Article and Section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

16.9 Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents and another Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section 16.9 shall be deemed to enlarge the obligations of the Parties hereunder or to require any Party to incur any material expense or liability not otherwise required of it hereunder.

16.10 Enforcement Costs. Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of an alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the Party not prevailing all costs and expenses (including attorneys’ fees actually and reasonably incurred) incurred by such prevailing Party in connection with such action or proceeding. A Party entitled to recover costs and expenses under this Section 16.10 shall also be entitled to recover all costs and expenses (including attorneys’ fees actually and reasonably incurred) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

16.11 Governing Law. This Agreement shall be deemed to be an agreement made under the Laws of the state where the Hotel is located and for all purposes shall be governed by and construed in accordance with such Laws.

16.12 Counterparts. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

16.13 Solicitation of Employees.From the Effective Date until Closing (or, if this Agreement terminates without Closing, until two years after the Effective Date), Buyer shall not directly or indirectly (A) solicit for employment (other than at the Hotel following Closing) any Hotel Employee, (B) solicit for employment any other employee of Seller or a Seller Affiliate with whom Buyer or a Buyer Affiliate deals in the course of negotiating this Agreement or conducting due diligence with respect to the transactions contemplated by this Agreement (“Other Seller Employee”), (C) otherwise encourage any Hotel Employee or Other Seller Employee to leave his or her current employer or (D) permit any Affiliate of Buyer to do any of such acts. The foregoing shall not be deemed to prohibit Buyer or any of its Affiliates from discussing or offering employment to any Hotel Employee or Other Seller Employee who (i) responds to general solicitations or advertisements for employment or (ii) after termination of this Agreement without Closing may approach Buyer on his or her own initiative and without any solicitation or encouragement by Buyer or any Buyer Affiliate. Notwithstanding any other provision in this Agreement to the contrary, following Closing Seller or any Seller Affiliate shall be entitled to retain in its employ the current general manager and/or director of sales for the Hotel.

17.	Exhibits. Each of the following exhibits is hereby incorporated into and made an integral part of this Agreement:

Exhibit A	Description of Hotel Parcel
Exhibit B	Form of Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Contract Assignment
Exhibit E	Form of General Assignment
Exhibit F	Form of Offsite Rights Assignment
Exhibit G	Form of FIRPTA Certificates
Exhibit H	Form of Tenant Estoppel Certificate
Exhibit I	Schedule of Leases
Exhibit J	Schedule of Contracts
Exhibit K	Schedule of Offsite Rights
Exhibit L	Schedule of Property Records
Exhibit M	Schedule of Hotel License Agreements
Exhibit N	Schedule of Insurance
Exhibit O	Schedule of Exceptions to Seller's Warranties and Representations
Exhibit P	Form of Tenant Leases Assignment
Exhibit Q	[Intentionally Omitted]
Exhibit R	Form of Seller's Certificate
Exhibit S	Form of Tenant Notice
Exhibit T	Schedule of Marks
Exhibit U	Survey Requirements
Exhibit V	Schedule of Hotel Excise Tax Audit Dates
Exhibit W	Schedule of Hotel Employee Plans
Exhibit X	Schedule of Hotel Employees
Exhibit Y	Schedule of Liquor Licenses
Exhibit Z	Form of Vendor Notice
Exhibit AA	Schedule of Hotel Software
Exhibit BB	Schedule of Additional Permitted Exceptions

If not attached hereto when this Agreement is executed and delivered by Seller, Seller shall have until ten Days after the Effective Date to deliver to Buyer (or, if already delivered, to supplement or otherwise modify) Exhibits A, I, J, K, M, N, O and X, each of which (even if so delivered, supplemented or modified) shall be deemed to made as of the Effective Date. Buyer shall have until ten Days after the Effective Date to deliver a form of Exhibit H for each Lease.

18.	Exoneration of Trustees. If Buyer assigns this Agreement to any trust or trusts pursuant to Section 14, the liability of and recourse against the trustee(s) thereof under this Agreement or any Transfer Instrument shall be limited solely to the corpus of such trust(s); and no personal liability shall be deemed assumed by or shall at any time be asserted or enforceable against any such trustee on account of this Agreement, the Parties hereby waiving and releasing all such personal liability on the part of any such trustee. (The foregoing, however, shall not be deemed to waive any claim by the beneficiary of any such trust based on a breach of the trust agreement or of such trustee’s fiduciary obligations).

19.	Signers’ Warranty. Each Party warrants and represents to the other Party that each individual executing and delivering this Agreement on behalf of the warranting and representing Party has been duly authorized and empowered to do so.

20.	LIQUIDATED DAMAGES AND LIMITATION OF REMEDIES FOR BUYER’S BREACH. IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, THEN UPON WRITTEN NOTICE OF TERMINATION (A “TERMINATION NOTICE”) FROM SELLER TO BUYER AND ESCROW AGENT, THIS AGREEMENT SHALL TERMINATE (EXCEPT FOR THIS SECTION 20 AND BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.6, 16.2 AND 16.10). IN SUCH EVENT, THE PARTIES AGREE THAT:

20.1 EFFECT OF BUYER BREACH. IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN.

20.2 DEPOSIT TO BE LIQUIDATED DAMAGES. THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (BUYER ACKNOWLEDGING AND AGREEING THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 20 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH BUYER’S COUNSEL WITH RESPECT THERETO); AND

20.3 RECOVERY OF LIQUIDATED DAMAGES. UPON DELIVERY TO ESCROW AGENT BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE, SELLER SHALL BE ENTITLED TO RECOVER AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, AND BUYER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY BUYER AS A RESULT OF BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.6, 16.2 AND 16.10; AND PROVIDED FURTHER THAT SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER ATTORNEYS’ FEES AND OTHER DIRECT OUT-OF-POCKET COSTS INCURRED BY SELLER IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 20.

21.	REMEDIES FOR SELLER’S BREACH.

21.1 SPECIFIC PERFORMANCE. IF SELLER FAILS TO COMPLY IN ANY MATERIAL RESPECT WITH ANY OF ITS PRE-CLOSING OBLIGATIONS UNDER THIS AGREEMENT AND BUYER FILES A SUIT TO ENFORCE THIS AGREEMENT AND CAUSE CLOSING TO OCCUR BY SPECIFIC PERFORMANCE, BUYER SHALL ACCEPT WHATEVER TITLE SELLER HAS TO THE HOTEL PREMISES SUBJECT TO ALL LIENS, ENCUMBRANCES AND OTHER MATTERS AFFECTING TITLE TO THE HOTEL PREMISES (ALL OF WHICH SHALL BE DEEMED PERMITTED EXCEPTIONS) WITH NO REDUCTION IN THE PURCHASE PRICE (EXCEPT FOR LIENS THAT SELLER HAS FAILED TO REMOVE IN BREACH OF ITS OBLIGATIONS HEREUNDER AND FOR SELLER’S INTENTIONAL IMPAIRMENT (WHICH SHALL NOT INCLUDE INVOLUNTARY LIENS) OF ITS TITLE TO THE HOTEL IN BREACH OF ITS COVENANTS HEREIN). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER MAY ELECT, AS ITS EXCLUSIVE REMEDY IN LIEU OF SPECIFIC PERFORMANCE, MONETARY DAMAGES FOR SELLER’S FAILURE TO COMPLY WITH ANY OF ITS PRE-CLOSING OR CLOSING OBLIGATIONS UNDER THIS AGREEMENT; BUT SUCH MONETARY DAMAGES SHALL BE LIMITED (EXCEPT WHERE SELLER IN BREACH OF THIS AGREEMENT HAS CONVEYED ALL OR A MATERIAL PART OF ITS INTEREST IN THE HOTEL TO ANOTHER) TO BUYER’S RECOVER ITS ACTUAL OUT-OF POCKET COSTS AND EXPENSES INCURRED NEGOTIATING THIS AGREEMENT AND ITS DUE DILIGENCE OF THE HOTEL, NOT TO EXCEED $175,000. THE PARTIES AGREE THAT THE AMOUNT OF DAMAGES THAT BUYER MAY RECOVER PURSUANT TO THIS SECTION 21 BEARS A REASONABLE RELATION TO THE DAMAGES THAT THE PARTIES ESTIMATE MAY BE SUFFERED BY BUYER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR AND THAT SUCH AMOUNT IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (THE PARTIES ACKNOWLEDGING AND AGREEING THAT THEY HAVE FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 21 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAVE CONSULTED WITH THEIR RESPECTIVE COUNSEL WITH RESPECT THERETO.

21.2 REMEDIES LIMITED. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 9.1.5 AND 9.1.7 WITH RESPECT TO SELLER’S OFFSITE RIGHTS CERTIFICATES AND SELLER’S TENANT ESTOPPEL CERTIFICATES, BUYER’S SOLE REMEDIES AND THE LIMITATIONS ON SUCH REMEDIES FOR POST-CLOSING BREACHES OF THIS AGREEMENT BY SELLER ARE SET FORTH IN SECTION 13.

BUYER: /s/ CC	SELLER: /s/ WO
TO EVIDENCE SPECIFICALLY THEIR AGREEMENT TO THE FOREGOING, THE PARTIES HAVE INITIALED SECTIONS 20 AND 21ABOVE (BUT THE FAILURE TO INITIAL SHALL NOT INVALIDATE SECTIONS 20 AND 21).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered, each by its own representative thereunto duly authorized, as of the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

Seller:	RESORT CALIFORNIA, LLC, a Delaware limited liability company
By: Marcus Hotels, Inc., its Member
By: /s/ William J. Otto
Name: William J. Otto
Title: President
BUYER:	LOWE HOSPITALITY INVESTMENT PARTNERS, LLC, a Delaware limited liability company
By LHIP Manager, LLC, its manager
By: /s/ Chad C. Christensen
Name: Chad C. Christensen
Title: Vice President